Exhibit 10.19

EXECUTION COPY

MEMBERSHIP INTEREST AND SHARE PURCHASE AGREEMENT

between

RESIDENTIAL FUNDING COMPANY, LLC,

as Seller

and

GMAC LLC,

as Purchaser

March 31, 2009

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

-iii-

Exhibits
Exhibit A	Assignment of RFS Interests
Exhibit B	Termination Agreement
Exhibit C	Term Sheet for Transition Services

i

MEMBERSHIP INTEREST AND SHARE

PURCHASE AGREEMENT

This MEMBERSHIP INTEREST AND SHARE PURCHASE AGREEMENT is entered into on the 31stday of March, 2009 between Residential Funding Company, LLC, a Delaware limited liability company (“Seller”), and GMAC LLC, a Delaware limited liability company (“Purchaser”).

WHEREAS, Seller owns (i) all of the issued and outstanding limited liability company interests (the “RFS Interests”) of Residential Funding Securities, LLC, a Delaware limited liability company (“RFS”) and (ii) the entire legal and beneficial title to all of the capital stock (the “RFCIL Interests” and, together with the RFS Interests, the “Interests”) in RFC Investments Limited, a private company limited by shares incorporated in England and Wales (“RFCIL”);

WHEREAS, RFCIL owns all of the issued and outstanding share capital of RFSC International Limited, a private company limited by shares incorporated in England and Wales (“RFSC” and, together with RFS and RFCIL, the “Acquired Companies”);

WHEREAS, at the RFS Closing (as defined in Section 1.1), simultaneous with the other transactions to be consummated at the RFS Closing, Purchaser shall pay directly to Seller on behalf of RFS an amount equal to all outstanding principal due and payable under that certain National Association of Securities Dealers Subordinated Loan Agreement (bearing the loan number 04-D-SLA-13305) between Seller and RFS, dated as of March 7, 2003, as amended (the “Subordinated Loan”), and, immediately thereafter, such Subordinated Loan shall no longer be effective in accordance with its terms;

WHEREAS, as of the date hereof, RFS, as borrower, has entered into that certain new subordinated loan agreement, dated as of the date hereof (the “New Subordinated Loan Agreement”), with Purchaser, as lender, which will replace the Subordinated Loan at the RFS Closing, subject to the consent of FINRA;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Seller desires to sell, assign and transfer to Purchaser, and Purchaser desires to purchase from Seller, and take assignment and delivery of, all right, title and interest in and to the Interests;

NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, Seller and Purchaser agree as follows:

ARTICLE 1.

DEFINITIONS; INTERPRETATION

1.1 Definitions. The following terms shall have the following meanings for the purposes of this Agreement:

“Acquired Companies” shall have the meaning set forth in the recitals.

“Actual Intercompany Liabilities” shall have the meaning set forth in Section 2.3(b).

“Actual Intercompany Liabilities Notice” shall have the meaning set forth in Section 2.3(b).

“Adjustment Report” shall have the meaning set forth in Section 2.2(b)(iv).

“Affiliate” means any Person controlling, controlled by or under common control with another “Person.” For purposes of this definition only, “control” shall mean the ownership, directly or indirectly, of 50% or more of the outstanding common stock or other equity interest of a Person. Seller and Purchaser shall not be deemed Affiliates for purposes of this Agreement.

“Agreement” means this Membership Interest and Share Purchase Agreement, including all Exhibits hereto.

“Assignment of RFS Interests” means the Assignment and Assumption of Limited Liability Company Interests with respect to the RFS Interests in the form of Exhibit A attached hereto.

“Basket Amount” shall have the meaning set forth in Section 8.4(a).

“Business Day” means any day of the year, other than (i) any Saturday or Sunday or (ii) any other day on which banks located in New York, New York or London, England, as applicable, generally are closed for business.

“Computer Equipment” means all equipment and devices (including data processing hardware and related telecommunications equipment, media, and tools) used by the Acquired Companies in the conduct of their businesses, including the Acquired Companies’ rights under all related warranties.

“Consents” means all permits, authorizations, consents, waivers and approvals from third parties or Governmental Authorities necessary to consummate this Agreement and the transactions contemplated hereby. The Consents are set forth on a list delivered by Seller to Purchaser on the date hereof.

“Contract” means, with respect to any Person, any agreement, commitment, arrangement, undertaking, contract, obligation, promise, indenture, deed of trust or other similar instrument (whether written or oral and whether express or implied) by which that Person, or any of its properties or assets, is legally bound.

“Dispute Notice” shall have the meaning set forth in Section 2.2(b)(iii).

“Employee Benefit Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA), other than a Multiemployer Plan, and each retirement or deferred compensation plan, incentive compensation plan, stock plan, retention plan or agreement, unemployment compensation plan, vacation pay, change in control, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any fringe benefit arrangements for any employee, director, consultant or agent, whether pursuant to contract, arrangement, custom or informal understanding which does not constitute an employee benefit plan, and including an employment or consulting Contract.

“Enforceability Exceptions” shall have the meaning set forth in Section 3.1(a).

“Environmental Law” means any Law relating to the environment, including those pertaining to (i) reporting, licensing, permitting, investigating, remediating and cleaning up in connection with any presence or Release, or the threat of the same, of Hazardous Substances and (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling and the like of Hazardous Substances, including those pertaining to occupational health and safety.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all regulations and rules issued thereunder, or any successor Law.

“Estimated Intercompany Liabilities” shall have the meaning set forth in Section 2.3(a).

“Estimated Intercompany Liabilities Notice” shall have the meaning set forth in Section 2.3(a).

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Financial Statements” shall have the meaning set forth in Section 3.4(a).

“FINRA” means the Financial Industry Regulatory Authority and includes its predecessor, the National Association of Securities Dealers.

“FSA” means the Financial Services Authority.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any U.S. or non-U.S. federal, state, provincial or municipal entity, any U.S. or non-U.S. governmental entity and any political subdivision or other executive, legislative, administrative, judicial, quasi-judicial or other governmental department, commission, court, board, bureau, agency or instrumentality, domestic or foreign.

“Hazardous Substance” means any substance or material that is prohibited, controlled or regulated by any Governmental Authority pursuant to environmental laws, including pollutants, contaminants, dangerous goods or substances, toxic or hazardous substances or materials, wastes (including solid non-hazardous wastes and subject wastes), petroleum and its derivatives and by-products and other hydrocarbons, all as defined in or regulated pursuant to any Environmental Law.

“Indemnification Cap” shall have the meaning set forth in Section 8.4(b).

“Indemnified Person” means the Person or Persons entitled to, or claiming a right to, indemnification under Article 8.

“Intellectual Property” means domestic and foreign (i) registered and unregistered trade names, trademarks, service marks, applications for trademarks and applications for service marks, (ii) patent registrations and patent applications, (iii) trade secrets and (iv) copyrights, claims for copyrights, copyright registrations and copyright applications that, in each case, are owned by or licensed to any Acquired Company.

“Intercompany Debt” shall have the meaning set forth in Section 3.4(b).

“Interests” shall have the meaning set forth in the recitals.

“IT Assets” means IT Inventories, Technical Documentation, Software Contracts and Computer Equipment of the Acquired Companies, in each case to the extent used in, relating to, or arising out of the operation of the businesses of the Acquired Companies.

“IT Inventories” means (i) computer software code (in all media) and materials, including all software programs; (ii) computer software documentation, including user materials and (iii) all other unused or reusable materials, stores, and supplies related to computer software, in each case to the extent used in, relating to, or arising out of the operation of the businesses of the Acquired Companies.

“Law” means any law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree or governmental requirement enacted, promulgated, entered into, agreed to or imposed by any Governmental Authority.

“Lien” means any title defect, conflicting or adverse claim of ownership, mortgage, deed of trust, hypothecation, security interest, lien, pledge, claim, right of first refusal, option, charge, restrictive covenant, lease, order, decree, judgment, stipulation, settlement, attachment, objection or other encumbrance of any nature whatsoever.

“Loss” or “Losses” means any and all damages, losses, actions, proceedings, causes of action, obligations, liabilities, claims, Liens, penalties, fines, demands, assessments, awards, judgments, settlements, costs and expenses, including (i) court costs and similar costs of litigation, (ii) reasonable attorneys’ and consultants’ fees, including those incurred in connection with (a) investigating or attempting to avoid the matter giving rise to the Losses or (b) successfully establishing a valid right to indemnification for Losses and (iii) interest awarded as part of a judgment or settlement, if any, but in any event shall exclude consequential, punitive, special or incidental damages or lost profits claimed, incurred or suffered by any Indemnified Person (which exclusion does not include any consequential, punitive, special or incidental damages or lost profits for which such Indemnified Person is liable to a third party as a direct, out of pocket cost of such Indemnified Person).

“Material Adverse Effect” means any condition, circumstance, change or effect that, individually or when taken together with all other conditions, circumstances, changes or effects, is materially adverse to any Acquired Company, taken as a whole; provided, that, for purposes of this Agreement, a Material Adverse Effect shall not include any condition, circumstance, change or effect resulting from (i) conditions, circumstances or changes to the industry or markets in which the Acquired Companies are operated, (ii) the announcement or disclosure of the transactions contemplated herein, (iii) general economic, regulatory or political conditions or changes in the countries in which the Acquired Companies are operated, (iv) military action or acts of terrorism, (v) changes in applicable Law after the date hereof, (vi) compliance with the terms of this Agreement or (vii) the conditions in or changes to any financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or market index); and provided, further, that in the case of each of clauses (i), (iii), (iv), (v) and (vii), no Acquired Company is materially disproportionately affected by such condition, circumstance, change or effect compared to other Persons engaged in the conduct of businesses similar to the businesses of such Acquired Company.

“Material Contract” means any Contract of an Acquired Company, which (i) was entered into in contemplation of a sale or possible sale of shares or assets of such Acquired Company; (ii) involves any joint venture or partnership or agreement to share profits or excess cash flows; (iii) relates to the lease, sub-lease or use of any real estate; (iv) relates to the licensing or use of any Intellectual Property and involves a liability or expenditure of greater than $100,000 annually; (v) involves a liability or expenditure of greater than $100,000 annually; (vi) the duration of which is greater than one year and has an aggregate liability exceeding $100,000 over the life of the Contract; (vii) provides for the guarantee, indemnification, surety or similar obligation of any Person’s obligations (other than the obligations of the Acquired Companies); (viii) restricts in any material respect any Acquired Company from conducting its business as conducted as of the date of this Agreement in any geographic area during any period of time or (ix) was entered into with any Governmental Authority and involves obligations by any Acquired Company that will continue following either the RFS Closing or the RFCIL Closing, as applicable.

“Multiemployer Plan” means any “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA.

“Net Book Value” means the total equity of either RFS or RFSC, as set forth on the consolidated balance sheet of RFS or RFSC, respectively, dated as of the relevant date. For example, the “Net Book Value of RFS as of February 28, 2009” means the total equity of RFS as set forth on the consolidated balance sheet of RFS, dated as of February 28, 2009.

“New Subordinated Loan Agreement” shall have the meaning set forth in the recitals.

“Permits” means all material permits, consents, waivers, licenses, certificates, approvals, authorizations, registrations, franchises, rights, privileges and exemptions issued or granted by any Governmental Authority. An accurate and complete list of all Permits that are applicable to RFS and/or RFSC and that have been obtained since January 1, 2007 has been delivered by Seller to Purchaser on the date hereof.

“Person” means any individual, corporation, partnership, association, limited liability company, trust, Governmental Authority or other entity or organization in any jurisdiction.

“Purchase Price” shall have the meaning set forth in Section 2.2(a).

“Purchaser” shall have the meaning set forth in the preamble.

“Purchaser Indemnified Parties” shall have the meaning set forth in Section 8.2.

“Purchaser’s RFCIL Closing Certificate” shall have the meaning set forth in Section 7.2(d).

“Purchaser’s RFS Closing Certificate” shall have the meaning set forth in Section 7.1(d).

“Regulatory Filings” shall have the meaning set forth in Section 3.15(a).

“Release” means any release or discharge of any Hazardous Substance, including any discharge, spray, injection, inoculation, abandonment, deposit, spillage, leakage, seepage, pouring, emission, emptying, throwing, dumping, placing, exhausting, escape, leach, migration, dispersal, dispensing or disposal.

“ResCap” means Residential Capital, LLC, a Delaware limited liability company.

“RFCIL” shall have the meaning set forth in the recitals.

“RFCIL Closing” means the closing of the transactions contemplated hereby with respect to the purchase and sale of the RFCIL Interests.

“RFCIL Closing Date” shall have the meaning set forth in Section 2.4.

“RFCIL Interests” shall have the meaning set forth in the recitals.

“RFCIL Purchase Price” shall have the meaning set forth in Section 2.2(a).

“RFS” shall have the meaning set forth in the recitals.

“RFS Closing” means the closing of the transactions contemplated hereby with respect to the purchase and sale of the RFS Interests.

“RFS Closing Date” shall have the meaning set forth in Section 2.4.

“RFS Interests” shall have the meaning set forth in the recitals.

“RFS Purchase Price” shall have the meaning set forth in Section 2.2(a).

“RFS Valuation” shall have the meaning set forth in Section 2.2(b)(i).

“RFSC” shall have the meaning set forth in the recitals.

“RFSC Valuation” shall have the meaning set forth in Section 2.2(b)(i).

“SEC” means the U.S. Securities and Exchange Commission.

“Seller” shall have the meaning set forth in the preamble.

“Seller’s RFCIL Closing Certificate” shall have the meaning set forth in Section 6.2(d).

“Seller’s RFS Closing Certificate” shall have the meaning set forth in Section 6.1(d).

“Seller’s Knowledge,” or variations thereof, means the actual knowledge of the Persons set forth on a list delivered by Seller to Purchaser for such purpose.

“Software Contracts” means all Contracts, agreements, licenses and other commitments and arrangements, with the exception of generally available or off-the-shelf shrink wrap licenses, with any Person respecting the ownership, license, acquisition, design, development, distribution, marketing, development, use, outsourcing or maintenance of computer program code, related technical or user documentation and databases, in each case relating to or arising out of the businesses of the Acquired Companies.

“Subordinated Loan” shall have the meaning set forth in the recitals.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, (i) of which such Person or one or more of its Subsidiaries owns or controls, directly or indirectly, outstanding shares of capital stock, or other equity interests representing 50% or more of the voting power or economic interests of all outstanding stock or ownership interests of such entity, or (ii) of which such Person or any other Subsidiary of such Person is a general partner (or otherwise serves in a capacity of comparable authority) or (iii) of which such Person has power to appoint the governing body or over which such Person otherwise has control or approval rights.

“Tax” or “Taxes” mean all taxes, charges, fees, duties, levies or other assessments, including income, gross receipts, capital stock, net proceeds, ad valorem, turnover, real, personal and other property (tangible and intangible), goods and services, sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, unitary, severance and employees’ income withholding, unemployment and Social Security taxes, duties, assessments and charges (including the recapture of any tax items such as investment tax credits), which are imposed by the United States or any other Governmental Authority, including any interest, penalties or additions to tax related thereto imposed by any Governmental Authority (including any interest or penalties with respect to such Taxes).

“Tax Return” means all returns and reports of or with respect to Taxes required to be filed with any Governmental Authority or depository.

“Tax Statute of Limitations Date” with respect to a particular Tax means the opening of business on the day after the expiration of the applicable statute of limitations with respect to such Tax, including any extensions thereof made with the consent of Seller (or if such date is not a Business Day, the next Business Day).

“Tax Warranty” means a representation or warranty in Section 3.5 of this Agreement.

“Technical Documentation” means all technical and descriptive materials relating to the acquisition, design, development, use, or maintenance of computer code, program documentation, Computer Equipment and materials in the businesses of the Acquired Companies.

“Termination Agreement” means the termination agreement between Seller and RFS to be entered into at the RFS Closing in the form attached hereto as Exhibit B, pursuant to which (i) Seller and RFS shall terminate each of the loan agreement, dated March 25, 1999, by and between RFS, as lender, and Seller, as borrower, and the loan agreement, dated October 15, 2008, by and between Seller, as lender, and RFS, as borrower, and (ii) any and all outstanding amounts under each such loan agreement shall be paid in full.

“Termination Date” shall have the meaning set forth in Section 10.1(b).

“Title and Authorization Warranty” means a representation or warranty in Section 3.1, 3.2 or 4.1 of this Agreement.

“Transaction Documents” means this Agreement, the Assignment, the Termination Agreement, the New Subordinated Loan Agreement and the Transition Services Agreement.

“Transferred Employees” shall have the meaning set forth in Section 3.8(a).

“Transition Services Agreement” means a transition services agreement, to be negotiated pursuant to Section 5.9 after the date hereof and based on the term sheet for transition services attached hereto as Exhibit C, entered into at the earlier of the RFS Closing or the RFCIL Closing by Seller and Purchaser on mutually agreeable terms.

“Transfer Taxes” shall have the meaning set forth in Section 9.1.

“U.K. GAAP” means generally accepted accounting practice in the United Kingdom.

“Valuation” or “Valuations” shall have the meaning set forth in Section 2.2(b)(i).

1.2 Interpretation. The headings preceding the text of Articles and Sections included in this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Agreement. The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement. Reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Underscored references to Articles, Sections, paragraphs, clauses or Exhibits shall refer to those portions of this Agreement. The use of the terms “hereunder,” “hereby,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section, paragraph or clause of, or Exhibit to, this Agreement. All references in this Agreement to dollar amounts shall refer to the currency of the United States unless otherwise specified. Unless the context requires otherwise, references to any U.S. or Delaware statutory provision or U.S. or Delaware legal term for any action, remedy, method of judicial proceeding, document, legal status, court, official or any other legal concept or thing shall, in respect of any jurisdiction other than the U.S., be deemed to include what most nearly approximates in that jurisdiction the U.S. or Delaware statutory provision or U.S. or Delaware legal term. All references to amounts denominated in dollars shall mean U.S. dollars, except where specifically noted otherwise. Whenever any payment hereunder is to be paid in “cash,” payment shall be made in U.S. dollars and the method for payment shall be by wire transfer of immediately available funds. In the event there is any need to convert U.S. dollars into any foreign currency, or vice versa, for any purpose under this Agreement, the exchange rate shall be the mid-market quoted exchange rate by Bloomberg, Inc. at the close of business on the Business Day prior to the date an obligation is paid.

ARTICLE 2.

PURCHASE AND SALE

2.1 Purchase of Interests. On the terms and subject to the conditions set forth in this Agreement, (a) at the RFS Closing, Seller shall sell, assign and transfer to Purchaser, and Purchaser shall purchase from Seller, and take assignment and delivery of, all right, title and interest in and to the RFS Interests in exchange for the RFS Purchase Price, as defined and set forth in Section 2.2, and (b) at the RFCIL Closing, Seller shall sell, assign and transfer to Purchaser, and Purchaser shall purchase from Seller, and take assignment and delivery of, all right, title and interest in and to the RFCIL Interests in exchange for the RFCIL Purchase Price, as defined and set forth in Section 2.2.

2.2 Purchase Price.

(a) Consideration. The aggregate value of the consideration to be paid and delivered by Purchaser to Seller (i) in exchange for the RFS Interests at the RFS Closing shall be $43,664,688 in cash (the “RFS Purchase Price,” which amount is equal to the Net Book Value of RFS as of February 28, 2009 less $500,000) and (ii) in exchange for the RFCIL Interests at the RFCIL Closing shall be $16,970,486 in cash (the “RFCIL Purchase Price,” which amount is equal to the Net Book Value of RFSC as of February 28, 2009, and, together with the RFS Purchase Price, the “Purchase Price,” as it may be adjusted pursuant to Section 2.2(b)). The Net Book Value as of February 28, 2009 of each of RFS and RFSC has been delivered in writing by Seller to Purchaser as of the date hereof.

(b) Purchase Price Adjustment. The Purchase Price shall be adjusted in accordance with the procedures set forth in this Section 2.2(b) after each of the RFS Closing and the RFCIL Closing based upon the amount by which Net Book Value as of the RFS Closing Date less $500,000 for RFS and the Net Book Value as of the RFCIL Closing Date for RFSC is more or less than the RFS Purchase Price and the RFCIL Purchase Price, respectively.

(i) Post-Closing Determination. Within five Business Days following the RFS Closing Date, Purchaser shall deliver to Seller a written notice in reasonable detail of the Net Book Value of RFS as of the RFS Closing Date and within five Business Days following the RFCIL Closing Date, Purchaser shall deliver to Seller a written notice in reasonable detail of the Net Book Value of RFSC as of the RFCIL Closing Date (with respect to RFS, the “RFS Valuation” and, with respect to RFSC, the “RFSC Valuation”; each being a “Valuation” and, collectively, the “Valuations”).

(ii) Payment. If the RFS Valuation provides that the Net Book Value of RFS as of the RFS Closing Date is greater than the RFS Purchase Price and/or the RFSC Valuation provides that the Net Book Value of RFSC as of the RFCIL Closing Date is greater than the RFSC Purchase Price, then Purchaser shall pay an amount in cash equal to the aggregate amount of each such difference to Seller within five Business Days after the Valuations become final and binding as provided in Section 2.2(b)(iii) or (iv). If the RFS Valuation provides that the Net Book Value of RFS as of the RFS Closing Date is less than the RFS Purchase Price and/or the RFSC Valuation provides that the Net Book Value of RFSC as of the RFCIL Closing Date is less than the RFSC Purchase Price, then Seller shall pay an amount in cash equal to the aggregate amount of each such difference to Purchaser within five Business Days after the Valuations become final and binding as provided in Section 2.2(b)(iii) or (iv). If the RFS Closing and the RFCIL Closing occur simultaneously, all payments required to be made pursuant to this Section 2.2(b)(ii) shall be netted against each other on a dollar-for-dollar basis prior to the payment of any such amounts. All payments required to be made pursuant to this Section 2.2(b)(ii) shall include interest on any such payment from the RFS Closing Date or the RFCIL Closing Date, as applicable, to the date paid at the rate of interest published by the Wall Street Journal (Central edition) on such closing date as the “prime rate” at large U.S. money center banks.

(iii) Objections; Determination Binding. Unless Seller gives written notice to Purchaser of an objection to all or a part of either of the Valuations (a “Dispute Notice”) within five Business Days after Seller’s receipt of each such Valuation, the Valuations shall become binding in their entirety at the end of such five-day period. If Seller delivers a Dispute Notice within such five-day period and the parties are unable to agree as to all issues in the Dispute Notice within five days after the Dispute Notice is received by Purchaser, then the relevant Valuation(s) shall be submitted to an Independent Accountant to resolve the issues set forth in the Dispute Notice in accordance with Section 2.2(b)(iv). Purchaser and Seller shall bear the costs of the Independent Accountant equally.

(iv) Dispute Resolution. The Independent Accountant shall conduct such review of the Valuation(s), the Dispute Notice and any supporting documentation submitted by either Purchaser or Seller or as otherwise determined by the Independent Accountant in its sole discretion to be necessary (but excluding any documentation created by the parties in attempting to resolve any disputes relating to this Section 2.2(b)), and the Independent Accountant shall hear any presentations desired to be made by the parties as the Independent Accountant. The Independent Accountant shall be provided full access to the books and records of Seller, Purchaser and the Acquired Companies related to such determination. The Independent Accountant shall, as promptly as practicable and in no event later than 30 days following its receipt of the Dispute Notice, deliver to Seller and Purchaser a report (the “Adjustment Report”), which shall set forth, in reasonable detail, the Independent Accountant’s determination with respect to the issues specified in the Dispute Notice, and the revisions, if any, to be made to the applicable Valuation together with supporting calculations. Such Adjustment Report and the revisions, if any, to be made to the applicable Valuation(s) shall be final and binding on the parties, absent arithmetical error, and shall be deemed a final arbitration award that is enforceable against each of the parties in any court of competent jurisdiction, and the Purchase Price shall be adjusted according to such Adjustment Report and paid in accordance with Section 2.2(b)(ii).

2.3 Payment of RFS Intercompany Liabilities; Post-Closing Adjustment.

(a) On the day immediately prior to the RFS Closing, Seller shall deliver to Purchaser a written notice (the “Estimated Intercompany Liabilities Notice”) in reasonable detail of the estimated amounts of all outstanding intercompany liabilities owed by RFS to Seller as of the RFS Closing Date (the “Estimated Intercompany Liabilities”), including amounts owed by RFS for its share of prior monthly personnel costs shared with Seller and with respect to the accrued and unpaid interest owed by RFS under the Subordinated Loan. Seller shall cause RFS to pay Seller in full all Estimated Intercompany Liabilities on or before the RFS Closing.

(b) Within five Business Days following the RFS Closing, Seller shall deliver to Purchaser a written notice (the “Actual Intercompany Liabilities Notice”) in reasonable detail of the actual amounts of all outstanding intercompany liabilities owed by RFS to Seller as of the RFS Closing Date (the “Actual Intercompany Liabilities”). If the Actual Intercompany Liabilities Notice provides that the Actual Intercompany Liabilities are greater than the Estimated Intercompany Liabilities, then Purchaser shall cause RFS to pay an amount in cash equal to the aggregate amount of such difference to Seller within five Business Days after Purchaser’s receipt of the Actual Intercompany Liabilities Notice. If the Actual Intercompany Liabilities Notice provides that the Actual Intercompany Liabilities are less than the Estimated Intercompany Liabilities, then Seller shall pay an amount in cash equal to the aggregate amount of such difference to RFS within one Business Day after Purchaser’s receipt of the Actual Intercompany Liabilities Notice.

2.4 Closing. Each of the RFS Closing and the RFCIL Closing shall take place at the offices of Mayer Brown LLP, 71 South Wacker Drive, Chicago, Illinois 60606. The RFS Closing shall take place on the final Business Day of the month in which Purchaser has notified Seller that all closing conditions set forth in Section 6.1 and Section 7.1 have been satisfied or waived, and the RFS Closing shall be effective as of 5:00 p.m. (Eastern time) on such date (the “RFS Closing Date”). The RFCIL Closing shall take place on the final Business Day of the month in which Purchaser has notified Seller that all closing conditions set forth in Section 6.2 and Section 7.2 have been satisfied or waived, and the RFCIL Closing shall be effective as of 5:00 p.m. (Eastern time) on such date (the “RFCIL Closing Date”). Purchaser, in its sole discretion, upon reasonable notice to Seller may choose to conduct the RFS Closing and the RFCIL Closing separately on the earliest date possible for the RFS Closing or the RFCIL Closing, as the case may be, or simultaneously on the date on which the conditions to both the RFS Closing and the RFCIL Closing have been satisfied or waived. The transactions to be consummated at each of the RFS Closing and the RFCIL Closing shall occur simultaneously.

2.5 Deliveries of Seller.

(a) At the RFS Closing, Seller shall deliver to Purchaser:

(i) the Assignment of RFS Interests duly executed by Seller;

(ii) the Termination Agreement duly executed by Seller and RFS; and

(iii) Seller’s RFS Closing Certificate.

(b) At the RFCIL Closing, Seller shall deliver to Purchaser:

(i) duly executed share transfers with respect to the RFCIL Interests in favor of Purchaser, or as it may direct, together with related share certificates for the RFCIL Interests (or an indemnity on the terms agreed to by Purchaser in the case of any lost certificate);

(ii) an irrevocable power of attorney (on the terms agreed to by Purchaser) executed by Seller in favor of Purchaser, or its nominees, enabling Purchaser, or its nominees, pending registration of the transfers of the RFCIL Interests, to exercise all voting and other rights attaching to the RFCIL Interests and to appoint proxies for that purpose;

(iii) confirmation reasonably satisfactory to Purchaser of the location of the common seal, statutory books and bank mandates of RFCIL and RFSC; and

(iv) Seller’s RFCIL Closing Certificate.

(c) At each of the RFS Closing and the RFCIL Closing, Seller shall deliver to Purchaser such other documents as may be reasonably requested by Purchaser to accomplish the transactions contemplated hereby.

(d) At the earlier of the RFS Closing or the RFCIL Closing, Seller shall deliver to Purchaser the Transition Services Agreement duly executed by Seller.

2.6 Deliveries of Purchaser.

(a) At the RFS Closing, Purchaser shall deliver to Seller:

(i) the RFS Purchase Price by wire transfer in immediately available funds to an account in the U.S. designated in writing by Seller to Purchaser at least two Business Days prior to the RFS Closing;

(ii) the Assignment of RFS Interests duly executed by Purchaser; and

(iii) Purchaser’s RFS Closing Certificate.

(b) At the RFCIL Closing, Purchaser shall deliver to Seller:

(i) the RFCIL Purchase Price by wire transfer in immediately available funds to an account in the U.S. designated in writing by Seller to Purchaser at least two Business Days prior to the RFCIL Closing; and

(ii) Purchaser’s RFCIL Closing Certificate.

(c) At each of the RFS Closing and the RFCIL Closing, Purchaser shall deliver to Seller such other documents as may be reasonably requested by Seller to accomplish the transactions contemplated hereby.

(d) At the earlier of the RFS Closing or the RFCIL Closing, Purchaser shall deliver to Seller the Transition Services Agreement duly executed by Purchaser.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as disclosed to Purchaser by Seller in writing on the date hereof, Seller represents and warrants to Purchaser, as of the date hereof and as of the RFS Closing Date and the RFCIL Closing Date (except to the extent any such representations and warranties shall have been expressly made as of a particular date, in which case such representations and warranties shall be made only as of such date), as follows:

3.1 Organization and Authority.

(a) Seller is a limited liability company validly existing, duly organized and in good standing under the laws of the State of Delaware. Seller has good and sufficient limited liability company power, authority and right to enter into and deliver this Agreement and to complete the transactions to be completed by Seller hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all appropriate corporate authority, and no other corporate action on the part of Seller is necessary to authorize the execution, delivery and performance by Seller of this Agreement or the consummation of the transactions contemplated hereby. This Agreement constitutes a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency, and the relief of debtors and to rules of law governing specific performance, injunctive relief and other equitable remedies (the “Enforceability Exceptions”).

(b) RFS is a limited liability company validly existing, duly formed and in good standing under the laws of the State of Delaware, and has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.

(c) RFSC is a private company limited by shares incorporated in England and Wales, and has all requisite private company power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.

3.2 Ownership of the Interests; Capitalization; Subsidiaries.

(a) Seller is, and at the RFS Closing Seller will be, the owner of all right, title and interest (record, legal and beneficial) in and to the RFS Interests, free and clear of any Lien. Seller is, and at the RFCIL Closing Seller will be, the owner of all right, title and interest (record, legal and beneficial) in and to the RFCIL Interests, free and clear of any Lien. All of the Interests have been duly authorized and validly issued, are fully paid and nonassessable. The transfer and delivery to Purchaser of the Interests hereunder will transfer to Purchaser legal and valid title to all of the Interests, free and clear of any Lien. There is no Contract or option, or any right or privilege (whether pre-emptive, contractual or otherwise) capable of becoming a

Contract or option, of any Person binding upon any Acquired Company, (i) to sell, acquire, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any of the Interests other than pursuant to the provisions of this Agreement, (ii) to allot or issue any of the unissued equity or ownership interests of RFS or RFCIL or to create any additional equity or ownership interests of RFS or RFCIL or (iii) to sell, acquire, transfer, assign, pledge, mortgage or in any other way dispose of or encumber any of the assets of RFS or RFCIL other than in the usual and ordinary course of business.

(b) The RFS Interests constitute as of the RFS Closing Date all of the issued and outstanding limited liability company or other equity or ownership interests (including any rights to acquire such interests) of RFS. RFS does not own, directly or indirectly, any interest or investment in (whether equity or debt) any corporation, partnership, limited liability company, joint venture, business, trust or other Person.

(c) The RFCIL Interests constitute as of the RFCIL Closing Date all of the issued and outstanding capital stock or other equity or ownership interests (including any rights to acquire such interests) of RFCIL. Other than with respect to its ownership of all of the issued and outstanding shares of capital stock (or other equity interests) of RFSC, which is the only Subsidiary of RFCIL, RFCIL does not own, directly or indirectly, any interest or investment in (whether equity or debt) any corporation, partnership, limited liability company, joint venture, business, trust or other Person.

(d) RFCIL is, and at the RFCIL Closing RFCIL will be, the owner of all right, title and interest (record, legal and beneficial) in and to all of the issued and outstanding shares of capital stock (or other equity interests) of RFSC, free and clear of any Lien. All of the outstanding shares of capital stock (or other equity interests) of RFSC have been duly authorized and validly issued, are fully paid and nonassessable. Other than with respect to its ownership of all of the issued and outstanding shares of capital stock (or other equity interests) of RFSC, RFCIL does not own any assets and there are no liabilities or obligations of any nature or kind of or relating to RFCIL.

(e) The minute books and other corporate records of RFS are in its possession and have been properly kept in all material respects and contain a true, accurate and complete record of all matters with which they should deal. All corporate documents and filings necessary to be filed with the Secretary of State of the State of Delaware have been duly filed and were correct in all material respects when filed.

(f) The register of members and all other statutory books of RFCIL and RFSC are in their possession and have been properly kept in all material respects and contain a true, accurate and complete record of all matters with which they should deal. All returns, resolutions and other documents necessary or desirable to be filed with the Registrar of Companies of England and Wales have been duly filed and were correct in all material respects when filed.

(g) Seller has issued a certificate to its parent, GMAC-RFC Holding Company, LLC, representing all of Seller’s issued and outstanding limited liability company membership interests.

3.3 Consents and Approvals. No consent of, or declaration, filing or registration with, any Governmental Authority or any other Person is required to be obtained or made, as applicable, by Seller in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents, or the consummation of the transactions contemplated by this Agreement or by any other Transaction Document, except for consents, declarations, filings and registrations the failure to have which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of Seller to consummate the transactions contemplated hereby and satisfy all its obligations hereunder.

3.4 Financial Statements.

(a) Seller has delivered to Purchaser on the date hereof true, complete and correct copies of the audited balance sheets and statements of income as of December 31, 2008 for the year then ended for RFS and the unaudited balance sheets and statements of income as of December 31, 2008 for the year then ended for RFSC (the “Financial Statements”). Each of the Financial Statements (including the notes thereto) were prepared from the books and records of the Acquired Companies. Each of the Financial Statements of RFS were prepared in accordance with GAAP and each of the Financial Statements of RFSC were prepared in accordance with U.K. GAAP. Subject to normal year-end and quarterly adjustments and the absence of notes, the Financial Statements fairly present in all material respects the financial condition and the results of operations of the Acquired Companies as of the date of and for the period referred to in such Financial Statements.

(b) There are no liabilities or obligations relating to the Acquired Companies of any nature, whether accrued, contingent or otherwise, except for liabilities or obligations (i) reflected in the Financial Statements, (ii) that are ordinary course performance obligations pursuant to Contracts to which an Acquired Company is a party that, to the extent incurred prior to the date of the Financial Statements, are not required to be reflected therein or (iii) that were incurred since the date of the Financial Statements and were normal and recurring expenses or obligations incurred in the ordinary course of business and have not had and would not reasonably be expected to have a Material Adverse Effect. As of each of the RFS Closing and the RFCIL Closing, Seller shall have no outstanding intercompany debt with respect to the company being sold (the “Intercompany Debt”) of any nature, whether accrued, contingent or otherwise.

3.5 Tax. Except as would not have, individually or in the aggregate, a Material Adverse Effect:

(a) All Tax Returns required to be filed by the Acquired Companies have been filed in the prescribed form and within the prescribed time and all such Tax Returns are true, complete and correct;

(b) Each of the Acquired Companies has duly and timely paid all Taxes due and payable whether or not shown on any Tax Return, including all installments on account of Taxes for the current year;

(c) There are no Liens for Taxes against any of the Acquired Companies;

(d) Each of the Acquired Companies has not (i) waived any statute of limitations in respect of Taxes or (ii) agreed to any extension of time with respect to a Tax assessment or deficiency;

(e) No deficiencies exist or, to Seller’s Knowledge, have been asserted with respect to Taxes of any of the Acquired Companies; and no Acquired Company is a party to any action or proceeding for assessment or collection of Taxes, nor, to Seller’s Knowledge, has such an event been asserted or threatened against any of the Acquired Companies, or any of their assets;

(f) Each of the Acquired Companies has duly and timely withheld all Taxes required by Law to be withheld by it (including Taxes required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account of any Person) and has duly and timely remitted to the appropriate tax authority such Taxes and other amounts required by Law to be remitted by it; and

(g) Each of the Acquired Companies has duly and timely collected all amounts on account of any sales or transfer taxes, including goods and services, harmonized sales and provincial or territorial sales taxes, required by Law to be collected by it and has duly and timely remitted to the appropriate authority any such amounts required by Law to be remitted by it.

3.6 Contracts.

(a) No Acquired Company is in default or material breach of any Material Contract to which it is a party and, to Seller’s Knowledge, there exists no condition, event or act that, with the giving of notice or lapse of time or both, would constitute such a default or breach, and all such Material Contracts are in good standing and in full force and effect without amendment (except such amendments as are otherwise disclosed by Seller to Purchaser on the date hereof) thereto and such Acquired Company is entitled to all benefits thereunder.

(b) Seller has delivered to Purchaser on the date hereof an accurate and complete list of all Material Contracts. Except for the Material Contracts, no Acquired Company has entered into any Contract outside of the usual and ordinary course of business. Except for Material Contracts and Contracts entered into in the usual and ordinary course of business that are not of a material nature, no Acquired Company has entered into any Contract that contains change of control provisions. Each Material Contract is a legal, valid and binding obligation of the Acquired Company that is a party thereto, enforceable against it in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions. No other party to a Material Contract has made, asserted or, to Seller’s Knowledge, has any defense, set-off or counterclaim thereunder and no party has exercised any option granted to it to cancel, terminate or shorten the term thereof.

3.7 Intellectual Property.

(a) Seller has provided to Purchaser on the date hereof a true and complete list of all material IT Assets and Seller has provided to Purchaser on the date hereof a true and complete list of all material Intellectual Property of the Acquired Companies as of the date hereof. The Acquired Companies are the exclusive owners or valid licensees of all their material Intellectual Property, free and clear of all Liens.

(b) All registrations and applications for the Acquired Companies’ Intellectual Property that are owned by the Acquired Companies and that are used in and are material to the conduct of the business of the Acquired Companies as currently conducted are (i) valid, subsisting, in proper form and enforceable, and have been duly maintained in all material respects, including the submission of all necessary filings and fees in accordance with the legal and administrative requirements of the appropriate jurisdictions, and (ii) have not lapsed, expired or been abandoned, and no Intellectual Property or any registration or application therefore is the subject of any opposition, interference, cancellation proceeding or other legal proceeding (including litigation) or governmental proceeding before any Government Authority in any jurisdiction, or of any outstanding order, judgment, decree or agreement adversely affecting the ownership, validity, registrability, or enforceability of the Acquired Companies’ Intellectual Property use thereof or rights thereto.

(c) With respect to the Acquired Companies’ Intellectual Property: (i) the Acquired Companies own and possess all right, title and interest in and to, or have a valid, binding and enforceable license to use, such Intellectual Property; (ii) no claim by any third party contesting the validity, enforceability, use or ownership of any of such Intellectual Property has been made or, to Seller’s Knowledge, is threatened; (iii) to Seller’s Knowledge, none of such Intellectual Property is being infringed upon or violated by any other person; and (iv) to Seller’s Knowledge, no Acquired Company has received any notices of any infringement or misappropriation by any third party with respect to such Intellectual Property and (iv) no Acquired Company has infringed, misappropriated or otherwise conflicted with any proprietary rights of any third parties.

(d) The Acquired Companies have taken all reasonable measures to protect the secrecy, confidentiality and value of all trade secrets required for, related to and used in each Acquired Company’s business, and to Seller’s Knowledge, such trade secrets have not been used, disclosed to or discovered by any Person except pursuant to valid and appropriate non-disclosure and/or license agreements, which have not been breached. To Seller’s Knowledge, no employee has any patents issued or applications pending for any device, process, design or invention of any kind now used or needed by any Acquired Company in the furtherance of each Acquired Company’s business that have not been assigned to such Acquired Company.

(e) To Seller’s Knowledge, no such employee’s performance of his or her employment activities violates the intellectual property or other rights of any Person.

(f) No Acquired Company is in breach of any (i) material Software Contract or (ii) any material license, sublicense or other agreement relating to the IT Assets or its Intellectual Property, and the execution and delivery of this Agreement, or the performance of its obligations hereunder will not result in the breach of, or give rise to the termination, cancellation or acceleration (whether after the filing of notice or the lapse of time or both) of any right of any

Acquired Company under, or a loss of any benefit to which an Acquired Company is entitled under, or the imposition of any obligation under, or a Lien on, any Software Contract, or license, sublicense or other agreement relating to the IT Assets or the Acquired Companies’ Intellectual Property.

(g) No Acquired Company has granted, transferred or assigned any right or interest in the software programs, the Technical Documentation, or its Intellectual Property to any Person. To Seller’s Knowledge, no Acquired Company has infringed or misappropriated any IT Assets.

3.8 Employees; Employee Benefits.

(a) Seller has delivered to Purchaser prior to the date hereof a true and complete list of all employees of Seller whose employment will transfer from Seller to Purchaser (the “Transferred Employees”) as of the RFS Closing or the RFCIL Closing, as applicable, by name, GMAC employee number, title and date of hire as a result of the execution of the applicable service agreement. Purchaser shall employ the Transferred Employees on substantially the same terms and conditions after the RFS Closing and the RFCIL Closing, as applicable, as Seller employed the Transferred Employees immediately prior to such closing. In this regard, Purchaser shall recognize each Transferred Employee’s service at Seller for all purposes under the Employee Benefit Plans maintained by Purchaser for the benefit of the Transferred Employees to the extent such service was recognized under the same or comparable Employee Benefit Plans that covered the Transferred Employees immediately prior to Closing. Except as provided in Section 5.11, Seller shall retain all employment and benefit obligations with respect to Transferred Employees for periods prior to Closing, and Purchaser shall assume all such obligations with respect to Transferred Employees on and after Closing. Seller shall retain all employment obligations with regard to those employees and former employees of the Acquired Companies who are not Transferred Employees.

(b) Purchaser retains the right to add to or exclude from the list of Transferred Employees delivered by Seller to Purchaser pursuant to Section 3.8(a) such Persons as Purchaser, after consultation with Seller, deems appropriate. Seller and Purchaser shall finalize the list of Transferred Employees as of the day immediately prior to the RFS Closing or the RFCIL Closing, as applicable. Seller shall provide Purchaser with such other information with respect to the Transferred Employees as reasonably requested by Purchaser prior to or on or after the RFS Closing or the RFCIL Closing, as applicable.

(c) No Acquired Company has any employees. No Acquired Company (i) is a party to or bound by any Contract or commitment to pay any management or consulting fee, (ii) has any written employment Contract with any Person and (iii) has any independent contractors working for it. Any individual whose relationship to an Acquired Company that purports to be that of an independent contractor is in fact an independent contractor and not party to an employment relationship.

(d) Neither Seller nor any Acquired Company is bound by or a party to any collective bargaining agreement. To Seller’s Knowledge, no trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent (i) has applied to be certified as the bargaining agent of any employees, including any Person identified on the list of Transferred Employees, or (ii) has applied to have any Acquired Company declared a related employer or successor employer pursuant to the applicable labor legislation. There are no actual, or, to Seller’s Knowledge, pending or threatened organizing activities of any trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent pertaining to Seller or any Acquired Company.

(e) Seller and each Acquired Company is in compliance with applicable taxation, health, labor, pension, labor and employment Laws and is not in breach in any material respect of any such Laws, and there are no outstanding assessments, levies or penalties under such Laws.

(f) Seller does not sponsor, maintain, participate in, or otherwise make available to its employees, including any Transferred Employee, any Employee Benefit Plan other than those sponsored by Purchaser as of the date hereof and identified on the true and complete list delivered by Seller to Purchaser on the date hereof. No Acquired Company contributes to or has any obligation to contribute to any Multiemployer Plan, and the Seller does not contribute to or have any obligation to contribute to any Multiemployer Plan with respect to any Transferred Employees.

(g) Neither this Agreement nor the consummation of the transactions contemplated hereunder shall (i) result in any payment or obligation of Seller or any Acquired Company to any employee, including any Transferred Employee, or former employee or director of any such Acquired Company under any Employee Benefit Plan or otherwise, (ii) materially increase the benefits payable or provided under any Employee Benefit Plan, (iii) result in any acceleration of payment or vesting of any benefit payable or provided under any Employee Benefit Plan or otherwise or (iv) increase or accelerate any employer contribution under any Employee Benefit Plan.

3.9 Real Property. Except as otherwise disclosed in writing by Seller to Purchaser on the date hereof, no Acquired Company owns, leases or has any rights in any real property.

3.10 Environmental. The business of each Acquired Company, as carried on by each such Acquired Company and its predecessors in title, and its assets, are in compliance in all material respects with all applicable Environmental Laws. There are no outstanding or, to Seller’s Knowledge, threatened writs, injunctions, decrees, orders, judgments, actions, suits, claims, governmental information requests or proceedings against any Acquired Company relating to non-compliance with or liability under any Environmental Law.

3.11 No Material Adverse Change. Since December 31, 2008, there has not occurred any change in the business or operations of each Acquired Company that has had, or would reasonably be expected to have, a Material Adverse Effect or a material adverse effect on the ability of Seller to consummate the transactions contemplated hereby and satisfy all its obligations hereunder.

3.12 Litigation. Except as otherwise disclosed in writing by Seller to Purchaser on the date hereof, there is no demand, claim, suit, action, arbitration or legal, administrative or other proceeding pending or, to Seller’s Knowledge, threatened against Seller, any Acquired Company or any of their respective Affiliates, officers, directors or employees or their assets or operations.

3.13 Brokers or Finders. Except with respect to any fees already paid, Seller has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the transactions contemplated hereby.

3.14 RFS Broker-Dealer Matters.

(a) RFS is registered with the SEC as a broker-dealer under Section 15(b) of the Exchange Act, and is a member in good standing of FINRA. Seller or RFS has made available to Purchaser true, complete and correct copies of all material regulatory filings (the “Regulatory Filings”) made since January 1, 2007 by Seller or RFS with respect to the business of RFS as may be required by any Governmental Authority, including RFS’s current and updated Form BD. As of its respective filing date, each Regulatory Filing complied as to form and substance in all material respects with the applicable Law requiring such Regulatory Filing to be filed and each Regulatory Filing complied in all material respects with applicable regulatory requirements and accounting principles applicable to such Regulatory Filing. Each such Regulatory Filing contained all material information required to be included therein and did not omit any material information so required in order that such Regulatory Filing be true, complete and correct in all material respects.

(b) Seller or RFS has made available to Purchaser (i) copies of all inspection reports related to the business of RFS provided to RFS by the SEC, FINRA and any other Governmental Authorities and all written responses thereto since January 1, 2007, (ii) all correspondence, memoranda or other documentation related to the business of RFS and received by RFS from the SEC, FINRA and any other Governmental Authorities since January 1, 2007 and (iii) copies of all correspondence relating to any inquiry or investigation by any Governmental Authority or to any customer complaint related to the business of RFS provided to RFS since January 1, 2007.

(c) Except as otherwise disclosed in writing by Seller to Purchaser on the date hereof, RFS is not subject to a “statutory disqualification” (as defined in Section 3(a)(39) of the Exchange Act) or to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of, RFS as a broker-dealer, and, to Seller’s Knowledge, there is no reasonable basis for a proceeding or investigation, whether formal or informal, preliminary or otherwise, that is reasonably likely to result in any such censure, limitation, suspension, or revocation.

(d) RFS has made all filings necessary to request the timely renewal or issuance of all Permits prior to the RFS Closing Date that are required for RFS to own, operate and maintain its assets and to conduct its business as it is currently being conducted. RFS has since January 1, 2007 filed all registrations, reports, notices, forms, or other filings required by any Governmental Authority. As of their respective dates, all such registrations, reports, notices, forms or other filings complied with all Laws in all material respects.

(e) Except as otherwise disclosed in writing by Seller to Purchaser on the date hereof, RFS:

(i) has not received, since January 1, 2007, any notification or communication from any Governmental Authority (A) asserting that the business of RFS is not in compliance in all material respects with any Laws, or has otherwise engaged in any unlawful business practice, (B) threatening to suspend, modify the terms of, revoke any Permit, franchise, seat or membership, in any securities exchange or Governmental Authority, (C) requiring RFS to enter into a cease and desist order, acceptance, waiver and consent agreement or memorandum of understanding (or requiring the managers thereof to adopt any resolution or policy), (D) restricting or disqualifying the activities of RFS (except for restrictions generally imposed by rule, regulation or administrative policy on brokers or dealers generally, or), or (E) that RFS is the subject of any legal proceeding;

(ii) is not aware of any pending or, to Seller’s Knowledge, threatened legal proceeding by any Governmental Authority against RFS;

(iii) since January 1, 2007 has not failed to be registered, licensed or qualified where required to be registered, licensed or qualified as a broker-dealer with the SEC, the securities commission of any state or foreign jurisdiction, and is duly registered, licensed or qualified as such and such registrations are in full force and effect; or

(iv) since January 1, 2007, has not been the subject of any customer complaint involving an amount exceeding, individually or in the aggregate, $100,000.

(f) An accurate and complete list of the jurisdictions in which RFS is registered as a broker-dealer has been delivered by Seller to Purchaser on the date hereof.

(g) RFS has all Permits that are required (including by the rules of FINRA) in order to permit it to carry on its business as presently conducted, and such Permits are in full force and effect and in good standing, and RFS is in compliance in all material respects with the terms of its Permits. None of RFS’s Permits are subject to any directives or orders of any Governmental Authority.

3.15 RFSC Broker-Dealer Matters.

(a) RFSC is a member in good standing of FSA. Seller or RFSC has made available to Purchaser true, complete and correct copies of all material Regulatory Filings made since January 1, 2007 by Seller or RFSC with respect to the business of RFSC as may be required by any Governmental Authority. As of its respective filing date, each Regulatory Filing complied as to form and substance in all material respects with the applicable Law requiring such Regulatory Filing to be filed and each Regulatory Filing complied in all material respects with applicable regulatory requirements and accounting principles applicable to such Regulatory Filing. Each such Regulatory Filing contained all material information required to be included therein and did not omit any material information so required in order that such Regulatory Filing be true, complete and correct in all material respects.

(b) Seller or RFSC has made available to Purchaser (i) copies of all inspection reports related to the business of RFSC provided to RFSC by the FSA and any other Governmental Authorities and all written responses thereto since January 1, 2007, (ii) all correspondence, memoranda or other documentation related to the business of RFSC and received by RFSC from FSA and any other Governmental Authorities since January 1, 2007 and (iii) copies of all correspondence relating to any inquiry or investigation by any Governmental Authority or to any customer complaint related to the business of RFSC provided to RFSC since January 1, 2007.

(c) RFSC has made all filings necessary to request the timely renewal or issuance of all Permits prior to the RFCIL Closing Date that are required for RFSC to own, operate and maintain its assets and to conduct its business as it is currently being conducted. RFSC has since January 1, 2007 filed all registrations, reports, notices, forms, or other filings required by any Governmental Authority. As of their respective dates, all such registrations, reports, notices, forms or other filings complied with all Laws in all material respects.

(d) Except as otherwise disclosed in writing by Seller to Purchaser on the date hereof, neither RFCIL nor RFSC:

(i) has received, since January 1, 2007, any notification or communication from any Governmental Authority (A) asserting that the business of RFSC is not in compliance in all material respects with any Laws, or has otherwise engaged in any unlawful business practice, (B) threatening to suspend, modify the terms of, revoke any Permit, franchise, seat or membership, in any securities exchange or Governmental Authority, (C) requiring RFSC to enter into a cease and desist order, acceptance, waiver and consent agreement or memorandum of understanding (or requiring the managers thereof to adopt any resolution or policy), (D) restricting or disqualifying the activities of RFSC (except for restrictions generally imposed by rule, regulation or administrative policy on brokers or dealers generally, or), or (E) that RFSC is the subject of any legal proceeding;

(ii) is aware of any pending or, to Seller’s Knowledge, threatened legal proceeding by any Governmental Authority against RFCIL or RFSC;

(iii) since January 1, 2007, has failed to be registered, licensed or qualified where required to be registered, licensed or qualified as a broker-dealer with FSA or any other Governmental Authority, and is duly registered, licensed or qualified as such and such registrations are in full force and effect, in each case as required to conduct its business as conducted as of the date hereof; or

(iv) since January 1, 2007, has been the subject of any customer complaint involving an amount exceeding, individually or in the aggregate, $100,000.

(e) An accurate and complete list of the jurisdictions in which RFSC is registered as a broker-dealer has been delivered by Seller to Purchaser on the date hereof.

(f) RFSC has all Permits that are required (including by the rules of FSA) in order to permit it to carry on its business as presently conducted, and such Permits are in full force and effect and in good standing, and RFSC is in compliance in all material respects with the terms of its Permits. None of RFSC’s Permits are subject to any directives or orders of any Governmental Authority.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller, as of the date hereof and as of the RFS Closing Date and the RFCIL Closing Date (except to the extent any such representations and warranties shall have been expressly made as of a particular date, in which case such representations and warranties shall be made only as of such date), as follows:

4.1 Authority of Purchaser. Purchaser is a limited liability company validly existing, duly formed and in good standing under the laws of the State of Delaware, and has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Purchaser has all requisite limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to carry out the transactions contemplated in this Agreement and the other Transaction Documents to which it is a party. The execution, delivery and performance by Purchaser of this Agreement and the other Transaction Documents to which it is a party has been duly authorized by all necessary limited liability company action on the part of Purchaser. This Agreement has been, and each other Transaction Document to which it is a party, will be at the RFS Closing Date and the RFCIL Closing Date, as applicable, duly and validly executed and delivered by Purchaser and this Agreement constitutes, and each of the other Transaction Documents to which it is a party will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions.

4.2 Membership Certificates. Purchaser has issued a certificate, and Purchaser has caused each of GMAC Mortgage Group, LLC, a Delaware limited liability company, ResCap and GMAC-RFC Holding Company, LLC, a Delaware limited liability company, to issue a certificate, representing all of each such entity’s issued and outstanding limited liability company membership interests.

4.3 Consents and Approvals. Except as otherwise disclosed in writing by Seller to Purchaser on the date hereof, no consent of, or declaration, filing or registration with, any Governmental Authority or any other Person is required to be obtained or made, as applicable, by Purchaser in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents, or the consummation of the transactions contemplated by this Agreement or by any other Transaction Document, except for consents, declarations, filings and registrations the failure to have which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the financial condition of Purchaser or the ability of Purchaser to consummate the transactions contemplated hereby and satisfy all its obligations hereunder.

4.4 Financing. Purchaser shall have on the RFS Closing Date immediately available funds in an amount sufficient to pay the RFS Purchase Price to Seller and to consummate the transactions contemplated hereby with respect to the RFS Interests, and Purchaser shall have on the RFCIL Closing Date immediately available funds in an amount sufficient to pay the RFCIL Purchase Price to Seller and to consummate the transactions contemplated hereby with respect to the RFCIL Interests.

4.5 Brokers and Finders. Purchaser has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the transactions contemplated hereby.

ARTICLE 5.

COVENANTS

5.1 Subsequent Actions. Seller and Purchaser shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable. If at any time after either the RFS Closing or the RFCIL Closing, Purchaser shall consider or be advised that any assurances or any other actions or things are necessary or desirable (a) to vest, perfect or confirm ownership (of record or otherwise) in Purchaser or its Affiliates, as applicable, its title or interest in the Interests or (b) otherwise to carry out this Agreement, Seller shall use commercially reasonable efforts to execute and deliver all bills of sale, instruments of conveyance, powers of attorney, assignments, assurances and orders and take and do all such other actions and things as may be reasonably requested by Purchaser, in order to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Interests, as applicable.

5.2 Third Party Consents. Seller shall use commercially reasonable efforts to obtain and to cooperate with Purchaser in the effort to obtain, as soon as reasonably practicable, all Consents. Each party hereto shall promptly provide the other parties with copies of any communication, including any written objection, litigation or administrative proceeding that challenges the transactions contemplated hereby received by such party from any Governmental Authority or any other Person regarding transactions contemplated hereby. This Agreement shall not operate to assign any Contract, or any claim, right or benefit arising thereunder or resulting therefrom, if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach, default or other contravention thereof or in any way adversely affect the rights of Seller or Purchaser thereunder. If a Consent required pursuant to any Contract to consummate the transactions contemplated hereby is not obtained on or prior to the RFS Closing Date or the RFCIL Closing Date, as the case may be, then, to the extent permitted by Law (until such time as such Consent is obtained): (a) Seller shall use commercially reasonable efforts, at its sole expense, to (i) provide to Purchaser the benefits of the applicable Contract, (ii) cooperate in any reasonable and lawful arrangement designed to provide the benefits of the applicable Contract to Purchaser, including entering into subcontracts for performance and (iii) enforce at the request of Purchaser and for the account of Purchaser any rights of Seller arising from any such Contract; and (b) Purchaser shall use commercially reasonable efforts to the extent permitted under the applicable Contract, to provide for the performance of the obligations of Seller on any reasonable and lawful basis.

5.3 Access to Information. From and after the date of this Agreement until either the RFS Closing Date or the RFCIL Closing Date, as applicable, Seller shall, and shall cause the Acquired Companies to, afford to Purchaser and its accountants, counsel and other representatives reasonable access, upon reasonable notice during normal business hours, to the personnel, properties, books, contracts, commitments, Tax Returns and records of the Acquired Companies and Seller (to the extent relating to the Acquired Companies) and during such period shall furnish to Purchaser any information concerning the Acquired Companies and Seller (to the extent relating to the Acquired Companies) that is reasonably available to Seller or any Acquired Company, as Purchaser may reasonably request, including providing Purchaser with any financial statement projections or forecasts; provided, that nothing herein will obligate Seller or any Acquired Company to violate any applicable Law. Seller shall, and shall cause each Acquired Company to, promptly inform and notify Purchaser of any material correspondence or notice from, or any material conversations or meetings with, any Governmental Authority.

5.4 Records; Post-Closing Access to Information.

(a) Purchaser shall preserve and retain, and shall cause its Affiliates in accordance with the document retention policy of Purchaser, as amended from time to time, to preserve and retain, all agreements, documents, books, records and files (including any documents relating to any governmental or non-governmental actions, suits, proceedings or investigations) relating to each Acquired Company’s business prior to the RFS Closing Date and the RFCIL Closing Date.

(b) From and after the RFS Closing Date and the RFCIL Closing Date, Purchaser shall, and shall cause its Affiliates to, afford Seller and its counsel, accountants and other authorized representatives, with five Business Days’ prior notice, reasonable access during normal business hours to the respective premises, properties, personnel, books and records related to the Acquired Companies and to any other assets or information that Seller reasonably deems necessary, including in connection with any report or Tax Return required to be filed by Seller or any Acquired Company under applicable Law (but so as not to unduly disrupt the normal course of operations of Purchaser), including preparing or defending any Tax Return and any interim or annual report or other accounting statements.

(c) If and for so long as any party hereto is contesting or defending against any third-party charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction involving any Acquired Company in any respect, each other party hereto shall (A) fully cooperate with it and its counsel and other advisors in, and assist it and its counsel and other advisors with, the contest or defense, (B) make available its personnel (including for purposes of fact finding, consultation, interviews, depositions and, if required, as witnesses) and (C) provide such information, testimony and access to its books and records, in each case as shall be reasonably requested in connection with the contest or defense, all at the sole cost and expense (not including employee compensation and benefits costs) of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefore under Article 8). For the avoidance of doubt, this Section 5.4(c) shall not apply with respect to disputes between the parties hereto, other than with respect to cooperation by an Indemnifying Party related to any claim, or the commencement of any suit, action or proceeding, by any Person not a party hereto in respect of which indemnity is to be, or is, sought under this Agreement.

5.5 Interim Operations of the Acquired Companies. Seller covenants and agrees that, after the date hereof and prior to the RFS Closing Date and the RFCIL Closing Date, as applicable, except as expressly provided in this Agreement or as may be agreed in writing by Purchaser:

(a) the business of each Acquired Company shall be conducted substantially in the same manner as heretofore conducted, and Seller shall use and shall cause each Acquired Company to use commercially reasonable efforts to preserve the business organization of the Acquired Companies, keep available the services of the current officers and employees of the Acquired Companies and the employees of Seller (and any of Seller’s Affiliates) that provide services to any Acquired Company and maintain the existing relationships with customers, suppliers, creditors, business partners and others having business dealings with the Acquired Companies;

(b) Seller shall not and shall cause each Acquired Company not to modify, amend or terminate any Material Contract, except with respect to the Subordinated Loan or in the ordinary course consistent with past practice;

(c) Seller shall not and shall cause each Acquired Company not to (i) incur expenses or indebtedness or other obligations in connection with the business of the Acquired Companies other than in the ordinary course consistent with past practice, (ii) pay or reimburse to Seller or its Affiliates any expenses of any Acquired Company that are of the type that would be required to be disclosed by Seller to Purchaser pursuant to Section 3.4(b) that accrue prior to the RFS Closing Date or the RFCIL Closing Date, as applicable (other than with respect to the Subordinated Loan, the Estimated Intercompany Liabilities and the Intercompany Debt);

(d) Seller shall not and shall cause each Acquired Company not to terminate or permit to lapse any Permits that are necessary for the operation of any Acquired Company and the failure to have which would cause a Material Adverse Effect;

(e) Seller shall not and shall cause each Acquired Company not to acquire, lease or license any assets or property or assume any liabilities (other than with respect to the New Subordinated Loan Agreement) or sell, lease or license any assets or property or grant any Lien on the share capital of any Acquired Company (including the Interests) or any of its assets, except in the ordinary course consistent with past practice;

(f) Seller shall not and shall cause each Acquired Company not to make any change to increase the rate of base compensation, bonus opportunity or other benefits of any employee of any Acquired Company or any employee of Seller (or any Affiliate of Seller) who provides services to any Acquired Company;

(g) Seller shall not and shall cause each Acquired Company not to take, or agree to or commit to take, any action that would or is reasonably likely to result in any of the conditions set forth in Article 6 or Article 7, not being satisfied, or would make any representation or warranty of Seller contained herein inaccurate in any material respect at, or as of any time prior to, either the RFS Closing Date or the RFCIL Closing Date, as applicable, or that would materially impair the ability of Seller or Purchaser to consummate either the RFS Closing or the RFCIL Closing, as applicable, in accordance with the terms hereof or materially delay such consummation;

(h) Seller shall not and shall cause each Acquired Company not to amend any of the organizational documents of the Acquired Companies;

(i) Seller shall and shall cause each Acquired Company to conduct the business of the Acquired Companies in accordance with applicable Law in all material respects;

(j) Seller shall not and shall cause each Acquired Company not to enter into any agreement, Contract, commitment or arrangement to do any of the foregoing, or authorize, recommend, propose or announce an intention to do, any of the foregoing (other than with respect to the New Subordinated Loan Agreement).

5.6 Subordinated Loan. At the RFS Closing, simultaneous with the other transactions to be consummated at the RFS Closing and subject to the consent of FINRA, (a) Purchaser shall pay to Seller on behalf of RFS an amount equal to all outstanding principal due and payable under the Subordinated Loan, and, immediately thereafter, such Subordinated Loan shall no longer be effective in accordance with its terms and shall be replaced by the New Subordinated Loan and (b) Seller shall submit a satisfaction letter, in form and substance reasonably satisfactory to Purchaser and Seller, to FINRA evidencing the payoff in full of all outstanding principal under the Subordinated Loan.

5.7 Regulatory Matters.

(a) Without limiting the generality of any other provision of this Article 5, Seller and Purchaser agree to use commercially reasonable efforts to (i) assist the other parties in the preparation and filing of all forms, notifications, reports and information, if any, required or reasonably deemed advisable pursuant to any Law, (ii) obtain all Permits as are necessary for the consummation of this Agreement and the transactions contemplated hereby and for Purchaser to carry on the business of the Acquired Companies immediately following the RFS Closing Date and the RFCIL Closing Date, as applicable, and (iii) make on a prompt and timely basis all governmental or regulatory notifications and filings required to be made by it for the consummation of the transactions contemplated hereby. Each party shall promptly advise the other party of any developments with respect to the foregoing matters.

(b) Each party to this Agreement shall, upon request, furnish each other party with all information concerning themselves, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Seller or Purchaser to any Governmental Authority in connection with the transactions contemplated by this Agreement.

(c) The parties to this Agreement shall promptly advise each other upon receiving any communication from any Governmental Authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any requisite regulatory approval will not be obtained or that the receipt of any such approval will be materially delayed or that the transactions contemplated hereby will become subject to additional conditions imposed by such Governmental Authority.

(d) Each party to this Agreement shall provide to the other party, as promptly as practicable after the filing or receipt thereof (unless a different time period shall otherwise be specified herein), a copy of all applications, notices, petitions, filings documents and notices referred to in this Section 5.7.

5.8 Supplements to Disclosures. Seller and Purchaser agree that, with respect to Seller’s representations and warranties contained in this Agreement, Seller shall have the continuing obligation until each of the RFS Closing and the RFCIL Closing, as applicable, to correct, supplement or amend promptly the written disclosures by Seller to Purchaser made on the date hereof pursuant to Article 1 or 3 hereto with respect to any matter arising or discovered after the date of this Agreement (whether or not existing or known at the date of this Agreement) that causes the representations and warranties of Seller to be untrue or inaccurate in any respect, subject to the last sentence of this Section 5.8. For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Article 6 have been fulfilled and including for purposes of Article 8, written disclosures of Seller made on the date hereof shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude all information contained in any such correction, supplement or amendment. Seller and Purchaser acknowledge and agree that Purchaser requires a reasonable amount of time to review any corrections, supplements and amendments to the written disclosures made by Seller to Purchaser and, accordingly, shall provide Purchaser with any corrections, supplements and amendments at least two Business Days prior to either the RFS Closing or the RFCIL Closing, as applicable (unless a lesser time is agreed to by Purchaser).

5.9 Transition Services Agreement. After the date hereof, Purchaser and Seller shall negotiate in good faith a Transition Services Agreement reasonably acceptable to Purchaser and Seller to be executed by such parties on the earlier of the RFS Closing Date or the RFCIL Closing Date, pursuant to which Seller shall provide Purchaser with such assets and services and with the services of certain employees of Seller, in each case as are reasonably necessary to permit the Acquired Companies to conduct their businesses after the RFS Closing and the RFCIL Closing in substantially the same manner they had been conducted prior to such closings.

5.10 Intercompany Debt. On or prior to the earlier to occur of the RFS Closing or the RFCIL Closing, Seller shall pay in full all outstanding Intercompany Debt from the operating cash of the applicable Acquired Company.

5.11 Transferred Employees.

(a) Seller shall cooperate with Purchaser in effecting the Transferred Employees’ transfer of employment from Seller to Purchaser as contemplated by Section 3.8, and each of Purchaser and Seller shall cooperate in this regard to comply with their obligations pursuant to the Transfer of Undertakings (Protection Employment) Regulations with respect to the Transferred Employees located in the U.K.

(b) Seller shall transfer to Purchaser on or before the RFS Closing and/or the RFCIL Closing, as applicable, sufficient funds to pay (i) that portion of the bonuses earned or accrued by Transferred Employees prior to such closing but payable after such closing and (ii) for the paid time off accrued by Transferred Employees prior to such closing, with the amount of such funds in each case to be determined in accordance with Seller’s accrual accounting practices and policies as in effect immediately prior thereto.

(c) Purchaser shall credit each Transferred Employee with paid time off as of the RFS Closing or the RFCIL Closing, as applicable, equal to the paid time off such Transferred Employees had earned immediately prior thereto. Purchaser shall pay the full bonus payable on or after the RFS Closing or the RFCIL Closing, as applicable, to each Transferred Employee, as determined in accordance with Seller’s bonus policies and agreements as in effect immediately prior thereto, including any portion of such bonus that was earned or accrued by each such Transferred Employee prior to such closing.

ARTICLE 6.

CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

6.1 RFS Closing Conditions. The obligation of Purchaser to consummate the RFS Closing is, at the option of Purchaser, subject to satisfaction of each of the following conditions precedent on or before the RFS Closing Date:

(a) Warranties True as of Closing Date. The representations and warranties of Seller contained herein shall be accurate, true and correct in all material respects on and as of the date hereof and as of the RFS Closing Date, except those made as of a specified date, in which case such representations and warranties of Seller shall have been accurate, true and correct in all material respects as of such date (other than representations and warranties qualified by materiality, which shall be accurate, true and correct in all respects as of such date).

(b) Compliance with Covenants. Seller shall have performed and complied with in all material respects the covenants and agreements contained in this Agreement required to be performed and complied with by them on or prior to the RFS Closing Date.

(c) Deliveries by Seller. Seller shall have effected the deliveries required pursuant to Section 2.5.

(d) Seller’s Closing Certificate. Purchaser shall have received a certificate (the “Seller’s RFS Closing Certificate”) executed by an authorized officer of Seller, dated as of the RFS Closing Date, to the effect that the conditions set forth in Sections 6.1(a), (b) and (c) hereof have been satisfied.

(e) Injunctions. No court or other Governmental Authority shall have issued an order, decree or ruling that shall then be in effect enjoining, restraining or prohibiting the completion of the transactions contemplated hereby and no suit, action or proceeding shall have been instituted by a Governmental Authority that would reasonably be expected to enjoin, restrain, prohibit or otherwise challenge the transactions contemplated by this Agreement, or that would be reasonably likely to prevent or make illegal the consummation of the transactions contemplated by this Agreement, and no Government Authority shall have notified Purchaser or Seller in writing that this Agreement or the consummation of the transactions contemplated by this Agreement, this Agreement would in any manner constitute a violation of any Law and that it intends to commence any suit, action, or proceeding to restrain, enjoin or prohibit the transaction contemplated by this Agreement.

(f) Consents. The parties hereto shall have received the Consents applicable to the purchase and sale of the RFS Interests.

(g) Laws. There shall not be any Law restraining, enjoining or prohibiting the consummation of the transaction contemplated by this Agreement, and no Governmental Authority shall have imposed any prohibition or material limitation on any Acquired Company’s ability to operate its business as currently operated.

6.2 RFCIL Closing Conditions. The obligation of Purchaser to consummate the RFCIL Closing is, at the option of Purchaser, subject to satisfaction of each of the following conditions precedent on or before the RFCIL Closing Date:

(a) Warranties True as of Closing Date. The representations and warranties of Seller contained herein shall be accurate, true and correct in all material respects on and as of the date hereof and as of the RFCIL Closing Date, except those made as of a specified date, in which case such representations and warranties of Seller shall have been accurate, true and correct in all material respects as of such date (other than representations and warranties qualified by materiality, which shall be accurate, true and correct in all respects as of such date).

(b) Compliance with Covenants. Seller shall have performed and complied with in all material respects the covenants and agreements contained in this Agreement required to be performed and complied with by them on or prior to the RFCIL Closing Date.

(c) Deliveries by Seller. Seller shall have effected the deliveries required pursuant to Section 2.5.

(d) Seller’s Closing Certificate. Purchaser shall have received a certificate (the “Seller’s RFCIL Closing Certificate”) executed by an authorized officer of Seller, dated as of the RFCIL Closing Date, to the effect that the conditions set forth in Sections 6.2(a), (b) and (c) hereof have been satisfied.

(e) Injunctions. No court or other Governmental Authority shall have issued an order, decree or ruling that shall then be in effect enjoining, restraining or prohibiting the completion of the transactions contemplated hereby and no suit, action or proceeding shall have been instituted by a Governmental Authority that would reasonably be expected to enjoin, restrain, prohibit or otherwise challenge the transactions contemplated by this Agreement, or that would be reasonably likely to prevent or make illegal the consummation of the transactions contemplated by this Agreement, and no Government Authority shall have notified Purchaser or Seller in writing that this Agreement or the consummation of the transactions contemplated by this Agreement, this Agreement would in any manner constitute a violation of any Law and that it intends to commence any suit, action, or proceeding to restrain, enjoin or prohibit the transaction contemplated by this Agreement.

(f) Consents. The parties hereto shall have received the Consents applicable to the purchase and sale of the RFCIL Interests.

(g) Laws. There shall not be any Law restraining, enjoining or prohibiting the consummation of the transaction contemplated by this Agreement, and no Governmental Authority shall have imposed any prohibition or material limitation on any Acquired Company’s ability to operate its business as currently operated.

ARTICLE 7.

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

7.1 RFS Closing Conditions. The obligation of Seller to consummate the RFS Closing is, at the option of Seller, subject to the satisfaction of each of the following conditions precedent on or before the RFS Closing Date:

(a) Warranties True as of Closing Date. The representations and warranties of Purchaser contained herein shall be accurate, true and correct in all material respects on and as of the date hereof and as of the RFS Closing Date, except those made as of a specified date (in which case such representations and warranties of Purchaser shall have been accurate, true, and correct in all material respects as of such date (other than representations and warranties qualified by materiality, which shall be accurate, true and correct in all respects as of such date).

(b) Compliance with Covenants. Purchaser shall have performed and complied with in all material respects the covenants and agreements contained in this Agreement required to be performed and complied with by it on or prior to the RFS Closing Date, including the payment in full by Purchaser on behalf of RFS of the Subordinated Loan pursuant to Section 5.6(a).

(c) Deliveries by Purchaser. Purchaser shall have effected the deliveries required pursuant to Section 2.6.

(d) Purchaser’s Closing Certificate. Seller shall have received a certificate (the “Purchaser’s RFS Closing Certificate”) executed by an authorized officer of Purchaser, dated as of the RFS Closing Date, to the effect that the conditions set forth in Sections 7.1(a), (b) and (c) hereof have been satisfied.

(e) Injunctions. No court or other Governmental Authority shall have issued an order, decree or ruling that shall then be in effect enjoining, restraining or prohibiting the completion of the transactions contemplated hereby and no suit, action or proceeding shall have been instituted by a Governmental Authority that would reasonably be expected to enjoin, restrain, prohibit or otherwise challenge the transactions contemplated by this Agreement, or that would be reasonably likely to prevent or make illegal the consummation of the transactions contemplated by this Agreement, and no Government Authority shall have notified Purchaser or Seller in writing that this Agreement or the consummation of the transactions contemplated by this Agreement would in any manner constitute a violation of any law, rule or regulation and that it intends to commence any suit, action, or proceeding to restrain, enjoin or prohibit the transactions contemplated by this Agreement.

(f) Consents. The parties hereto shall have received the Consents applicable to the purchase and sale of the RFS Interests.

(g) Laws. There shall not be any Law restraining, enjoining or prohibiting the consummation of the transaction contemplated by this Agreement.

7.2 RFCIL Closing Conditions. The obligation of Seller to consummate the RFCIL Closing is, at the option of Seller, subject to the satisfaction of each of the following conditions precedent on or before the RFCIL Closing Date:

(a) Warranties True as of Closing Date. The representations and warranties of Purchaser contained herein shall be accurate, true and correct in all material respects on and as of the date hereof and as of the RFCIL Closing Date, except those made as of a specified date (in which case such representations and warranties of Purchaser shall have been accurate, true, and correct in all material respects as of such date (other than representations and warranties qualified by materiality, which shall be accurate, true and correct in all respects as of such date).

(b) Compliance with Covenants. Purchaser shall have performed and complied with in all material respects the covenants and agreements contained in this Agreement required to be performed and complied with by it on or prior to the RFCIL Closing Date.

(c) Deliveries by Purchaser. Purchaser shall have effected the deliveries required pursuant to Section 2.6.

(d) Purchaser’s Closing Certificate. Seller shall have received a certificate (the “Purchaser’s RFCIL Closing Certificate”) executed by an authorized officer of Purchaser, dated as of the RFCIL Closing Date, to the effect that the conditions set forth in Sections 7.2(a), (b) and (c) hereof have been satisfied.

(e) Injunctions. No court or other Governmental Authority shall have issued an order, decree or ruling that shall then be in effect enjoining, restraining or prohibiting the completion of the transactions contemplated hereby and no suit, action or proceeding shall have been instituted by a Governmental Authority that would reasonably be expected to enjoin, restrain, prohibit or otherwise challenge the transactions contemplated by this Agreement, or that would be reasonably likely to prevent or make illegal the consummation of the transactions contemplated by this Agreement, and no Government Authority shall have notified Purchaser or Seller in writing that this Agreement or the consummation of the transactions contemplated by this Agreement would in any manner constitute a violation of any law, rule or regulation and that it intends to commence any suit, action, or proceeding to restrain, enjoin or prohibit the transactions contemplated by this Agreement.

(f) Consents. The parties hereto shall have received the Consents applicable to the purchase and sale of the RFCIL Interests.

(g) Laws. There shall not be any Law restraining, enjoining or prohibiting the consummation of the transaction contemplated by this Agreement.

ARTICLE 8.

SURVIVAL AND INDEMNIFICATION

8.1 Survival. The representations and warranties of the parties hereto contained herein that relate to RFS or the RFS Interests shall survive the RFS Closing for a period of 24 months, and the representations and warranties of the parties hereto contained herein that relate to RFCIL, RFSC or the RFCIL Interests shall survive the RFCIL Closing for a period of 24 months, except that (a) Tax Warranties in respect of a particular Tax shall survive until the Tax Statute of Limitations Date for such Tax and (b) Title and Authorization Warranties shall survive forever. Neither Purchaser nor Seller shall have any liability with respect to claims first asserted in connection with any representation or warranty after the survival period specified therefor in this Section 8.1.

8.2 Indemnification by Seller. Subject to Section 8.4, Seller agrees to indemnify Purchaser, its Affiliates and its officers, directors, employees, successors and permitted assigns (the “Purchaser Indemnified Parties”) after the RFS Closing and the RFCIL Closing, as applicable, against and in respect of, and agree to hold the Purchaser Indemnified Parties harmless from, any and all Losses imposed on, incurred by or suffered by any Purchaser Indemnified Party arising out of or resulting from any of the following:

(a) any breach of or any inaccuracy in any representation or warranty made by Seller in this Agreement; provided, that Seller shall not have any liability under this Section 8.2(a) for any breach of or inaccuracy in any representation or warranty unless (i) in the case of all representations and warranties, except Tax Warranties and Title and Authorization Warranties, a notice of the Purchaser Indemnified Party’s claim is given to Seller not later than (x) 5:30 p.m. central time on the 24-month anniversary of the RFS Closing Date for claims of any breach of or inaccuracy in any representation or warranty that relate to RFS or the RFS Interests or (y) 5:30 p.m. central time on the 24-month anniversary of the RFCIL Closing Date for claims that relate to any breach of or inaccuracy in any representation or warranty that relate to RFCIL, RFSC or the RFCIL Interests, (ii) in the case of Tax Warranties, a notice of the Purchaser Indemnified Party’s claim is given to Seller not later than 5:30 p.m. central time on the Tax Statute of Limitations Date for the particular Tax in question and (iii) in the case of Title and Authorization Warranties, a notice of the Purchaser Indemnified Party’s claim is given to Seller at any time in the future promptly following discovery of such breach; provided, that the failure of the Purchaser Indemnified Party to give such prompt written notice shall not relieve Seller of their obligations under this Article 8 except to the extent (if any) that Seller has been prejudiced thereby; or

(b) any breach of or failure by (excluding any breach or inaccuracy covered by Section 8.2(a)) Seller to perform any agreement, covenant, obligation or undertaking of Seller set out in this Agreement; provided, that Seller shall not have any liability under this Section 8.2(b) for any breach or failure occurring on or prior to the RFS Closing Date or the RFCIL Closing Date, as applicable, unless a notice of the Purchaser Indemnified Party’s claim is given to Seller not later than (i) 5:30 p.m. central time on the 24-month anniversary of the RFS Closing Date for claims of any breach of or failure by Seller to perform any agreement, covenant, obligation or undertaking of Seller set out in this Agreement that relates to RFS or the RFS

Interests or (ii) 5:30 p.m. central time on the 24-month anniversary of the RFCIL Closing Date for claims of any breach of or failure by Seller to perform any agreement, covenant, obligation or undertaking of Seller set out in this Agreement that relates to RFCIL, RFSC or the RFCIL Interests.

8.3 Indemnification by Purchaser. Subject to Section 8.4, Purchaser agrees to indemnify Seller, its Affiliates and its officers, directors, employees, successors and permitted assigns (the “Seller Indemnified Parties”) after the RFS Closing and the RFCIL Closing, as applicable, against and in respect of, and agree to hold the Seller Indemnified Parties harmless from, any and all Losses asserted against, imposed on, incurred by or suffered by any Seller Indemnified Party arising out of or resulting from any of the following:

(a) any breach of or any inaccuracy in any representation or warranty made by Purchaser in this Agreement; provided, that Purchaser shall not have any liability under this Section 8.3(a) for any breach of or inaccuracy in any representation or warranty unless (i) in the case of all representations and warranties, except for Title and Authorization Warranties, a notice of the Seller Indemnified Party’s claim is given to Purchaser not later than (x) 5:30 p.m. central time on the 24-month anniversary of the RFS Closing Date for claims of any breach of or inaccuracy in any representation or warranty that relate to RFS or the RFS Interests or (y) 5:30 p.m. central time on the 24-month anniversary of the RFCIL Closing Date for claims that relate to any breach of or inaccuracy in any representation or warranty that relate to RFCIL, RFSC or the RFCIL Interests and (ii) in the case of Title and Authorization Warranties, a notice of the Seller Indemnified Party’s claim is given to Purchaser at any time in the future; or

(b) any breach of or failure by (excluding any breach or inaccuracy covered by Section 8.3(a)) Purchaser to perform any agreement, covenant, obligation or undertaking of Purchaser set out in this Agreement; provided, that Purchaser shall not have any liability under this Section 8.3(b) for any breach or failure occurring on or prior to the RFS Closing Date or the RFCIL Closing Date, as applicable, unless a notice of the Seller Indemnified Party’s claim is given to Purchaser not later than (i) 5:30 p.m. central time on the 24-month anniversary of the RFS Closing Date for claims of any breach of or failure by Purchaser to perform any agreement, covenant, obligation or undertaking of Purchaser set out in this Agreement that relates to RFS or the RFS Interests or (ii) 5:30 p.m. central time on the 24-month anniversary of the RFCIL Closing Date for claims of any breach of or failure by Purchaser to perform any agreement, covenant, obligation or undertaking of Purchaser set out in this Agreement that relates to RFCIL, RFSC or the RFCIL Interests.

8.4 Limitations on Liability. Notwithstanding any other provision of this Agreement:

(a) Seller shall not have any liability pursuant to Section 8.2(a) unless and until the aggregate amount of all Losses incurred or suffered by the Purchaser Indemnified Parties for which they are entitled to indemnification pursuant to Section 8.2(a) exceeds 1% of the Purchase Price (the “Basket Amount”), but in the event such Losses exceed the Basket Amount, Seller shall be liable and responsible to the Purchaser Indemnified Parties for the full amount of such Losses (subject to Section 8.4(b)), without reduction for the Basket Amount. Purchaser shall not have any liability pursuant to Section 8.3(a) unless and until the aggregate amount of all Losses incurred or suffered by the Seller Indemnified Parties for which they are entitled to indemnification pursuant to Section 8.3(a) exceeds the Basket Amount, but in the event such Losses exceed the Basket Amount, Purchaser shall be liable and responsible to the Seller Indemnified Parties for the full amount of such Losses (subject to Section 8.4(b)), without reduction for the Basket Amount.

(b) Other than for liability under Section 8.9 and Article 9, in no event shall the aggregate liability of Seller for Losses incurred or suffered by the Purchaser Indemnified Parties exceed 25% of the Purchase Price (the “Indemnification Cap”).

(c) Other than liability under Section 8.9 or Article 9, or for breach of Purchaser’s obligations to make any payment pursuant to Section 2.2, in no event shall the aggregate liability of Purchaser for Losses incurred or suffered by the Seller Indemnified Parties exceed the Indemnification Cap.

(d) The sole and exclusive liability and responsibility of Seller to the Purchaser Indemnified Parties under or in connection with this Agreement or the transactions contemplated hereby (including for any breach of or inaccuracy in any representation or warranty or for any breach of any covenant or obligation) and the sole and exclusive remedy of the Purchaser Indemnified Parties with respect to any of the foregoing, shall be as set forth in Articles 8 and 9 and Section 11.16.

(e) The sole and exclusive liability and responsibility of Purchaser to the Seller Indemnified Parties under or in connection with this Agreement or the transactions contemplated hereby (including for any breach of or inaccuracy in any representation or warranty or for any breach of any covenant or obligation) and the sole and exclusive remedy of the Seller Indemnified Parties with respect to any of the foregoing, shall be as set forth in Articles 8 and 9 and Section 11.16.

(f) In no event shall any party have any liability under this Agreement (including any Exhibit to this Agreement), any Transaction Document, agreement, certificate or other document delivered at either the RFS Closing or the RFCIL Closing, as applicable, or otherwise in connection with the transactions contemplated hereby or thereby for special, speculative, punitive, indirect or consequential damages or for lost profits.

8.5 Claims. As promptly as is reasonably practicable after knowledge of a claim for indemnification under this Agreement that does not involve a third party claim, or the commencement of any suit, action or proceeding of the type described in Section 8.6, becomes within the knowledge of Purchaser or Seller, as the case may be, the Indemnified Person shall give written notice to the Indemnifying Person of such claim, which notice shall specify in reasonable detail the nature of such claim and the estimated amount (if then susceptible to estimation) that the Indemnified Person at the time plans to seek hereunder from the Indemnifying Person, together with such reasonably available information (if not already available to the Indemnifying Person) as may be necessary for the Indemnifying Person to determine that the limitations in Section 8.4 have been satisfied or do not apply; provided, that failure of the Indemnified Person to give such notice of any such claim shall not release, waive or otherwise affect the obligations under this Article 8 of the Indemnifying Person with respect thereto except to the extent that it is materially prejudiced by the failure or delay in giving such notice.

8.6 Notice of Third Party Claims; Assumption of Defense. The Indemnified Person shall give written notice (the “Initial Notice”) as promptly as is reasonably practicable, but in any event no later than 10 Business Days after receiving notice thereof, to the Indemnifying Person of the written assertion of any claim, or the commencement of any suit, action or proceeding, by any Person not a party hereto in respect of which indemnity is to be sought under this Agreement (which notice shall specify in reasonable detail the nature of such claim and the estimated amount (if then susceptible to estimation) that the Indemnified Person at that time plans to seek hereunder from the Indemnifying Person, together with such reasonably available information (if not already available to the Indemnifying Person) as may be necessary for the Indemnifying Person to determine that the limitations in Section 8.4 have been satisfied or do not apply); provided, that failure of the Indemnified Person to give such notice of any such claim or commencement shall not release, waive or otherwise affect the obligations under this Article 8 of the Indemnifying Person with respect thereto except to the extent that it is materially prejudiced by the failure or delay in giving such notice. The Indemnifying Person may, at its own expense, (a) participate in the defense of any such claim, suit, action or proceeding and (b) upon notice to the Indemnified Person within 10 Business Days after the receipt of the Initial Notice from the Indemnified Person of the claim, suit, action or proceeding, assume the defense thereof with counsel of its own choice reasonably acceptable to the Indemnified Person, and in the event of such assumption, shall have the exclusive right, subject to compliance by the Indemnifying Person with clauses (i) and (iii) of Section 8.7, to settle or compromise such claim, suit, action or proceeding. If the Indemnifying Person does not so elect to assume such defense in accordance with the terms of this Section 8.6, the Indemnified Person may defend such claim, suit, action or proceeding in such manner as the Indemnified Person may deem appropriate, including settling such claim or action or proceeding (after giving notice of the same to the Indemnifying Person) on such terms as the Indemnified Person may deem appropriate, and the Indemnifying Person shall assist and cooperate with such defense in accordance with Section 5.3(c) and, if liable pursuant to this Article 8, shall promptly indemnify the Indemnified Person in accordance with the provisions of this Article 8. If the Indemnifying Person so assumes such defense, the Indemnified Person shall have the right (but not the duty) to participate in the defense thereof and to employ counsel separate from the counsel employed by the Indemnifying Person; provided, that the expense of separate counsel so employed shall be borne by the Indemnified Person unless there exists actual or potential conflicting interests between the Indemnifying Person and the Indemnified Person. Whether or not the Indemnifying Person chooses to defend or prosecute any such claim, suit, action or proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof.

8.7 Settlement or Compromise. Any settlement or compromise made or caused to be made by the Indemnified Person (unless the Indemnifying Person has the exclusive right to settle or compromise under Section 8.6) or the Indemnifying Person, as the case may be, of any such claim, suit, action or proceeding of the kind referred to in Section 8.6 shall also be binding upon the Indemnifying Person or the Indemnified Person, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, that (a) no obligation, restriction or Loss shall be imposed on the Indemnified Person as a result of any settlement or compromise without its prior written consent, which consent shall not be unreasonably withheld or delayed, (b) if the Indemnifying Person has assumed the defense of a claim, suit, action or proceeding pursuant to Section 8.6, the Indemnified Person shall not compromise or settle such claim, suit, action or proceeding without the prior written consent of the Indemnifying Person, which consent shall not be unreasonably withheld or delayed, and (c) such settlement shall not contain any finding or admission of any violation of Law or any fault on the part of the Indemnified Person, and shall not have any effect on any other claims that may be made by the Indemnified Person against the third party bringing the claim, suit, action or proceeding.

8.8 Net Losses; Subrogation; Mitigation.

(a) Notwithstanding anything contained herein to the contrary, the amount of any Losses incurred or suffered by an Indemnified Person shall be calculated after giving effect to (i) any insurance proceeds received by the Indemnified Person (or any of its Affiliates) with respect to such Losses, but only if the insurance premium relating to such proceeds has not been paid for by the Indemnified Person, (ii) any Tax benefit actually realized by the Indemnified Person (or any of its Affiliates) arising from the facts or circumstances giving rise to such Losses and from the payment of any amounts to the Indemnified Person (or any of its Affiliates) on account of any Losses and (iii) any other recoveries directly relating to such Loss obtained by the Indemnified Person (or any of its Affiliates) from any other third party, less all Losses related to the pursuing and receipt of such recoveries and any related recoveries. Each Indemnified Person shall exercise commercially reasonable efforts to obtain such proceeds, benefits and recoveries; provided, that no party shall be required to use such efforts if they would be detrimental in any material respect to such party. If any such net proceeds, benefits or recoveries are received by an Indemnified Person (or any of its Affiliates) with respect to any Losses after an Indemnifying Person has made a payment to the Indemnified Person with respect thereto, the Indemnified Person (or such Affiliate) shall pay to the Indemnifying Person the amount of such net proceeds, benefits or recoveries (up to the amount of the Indemnifying Person’s payment).

(b) Upon making any payment to an Indemnified Person in respect of any Losses, the Indemnifying Person shall, to the extent of such payment, be subrogated to all rights of the Indemnified Person (and its Affiliates) against any insurance company or any other third party from which the Indemnified Person (and its Affiliates) has contractual indemnity rights, in respect of the Losses to which such payment relates. Such Indemnified Person (and its Affiliates) and Indemnifying Person shall execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights.

(c) Purchaser and Seller shall use commercially reasonable efforts to mitigate any Losses, whether by asserting claims against a third party or by otherwise qualifying for a benefit that would reduce or eliminate an indemnified matter; provided, that no party shall be required to use such efforts if they would be detrimental in any material respect to such party.

8.9 Special Rule for Fraud. Notwithstanding anything in this Article 8 or elsewhere in this Agreement to the contrary, in the event of a breach of a representation or warranty by any party to this Agreement that constitutes fraud, the representation or warranty that has been breached will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (regardless of any investigation made by any party to this

Agreement or on its behalf) and will continue in full force and effect for perpetuity, and any Losses from any such breach shall not be subject to the indemnification basket, cap or other limitations contained in this Article 8.

ARTICLE 9.

TAX MATTERS

9.1 Transfer Taxes. All excise, goods and services, sales (including bulk sales), use, value added, registration, recording, documentary, conveyancing, property, and transfer taxes incurred with the transactions contemplated by this Agreement (“Transfer Taxes”) shall be borne equally (50/50) by Purchaser and Seller. Seller and Purchaser shall cooperate to timely prepare, and Seller shall file or cause to be filed any returns or other filings relating to such Transfer Taxes (unless Purchaser is required by applicable Law to file the return), including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes. With respect to any such returns or filings required to be filed by Seller, Seller shall provide Purchaser with a copy of such return or other filing and a copy of a receipt showing payment of any such Transfer Tax.

9.2 Liability for Taxes and Related Matters. To the extent any liability for Taxes of RFS is adjusted subsequent to the RFS Closing Date, or RFCIL or RFSC is adjusted subsequent to the RFCIL Closing Date, Seller shall pay the additional liability or receive refunds related to such adjustments with respect to amounts attributable to the Interests related to all Tax periods ending on or prior to such closing date. Notwithstanding any other provision in this Agreement, Purchaser shall be responsible for payment of Taxes of (a) RFS that relates to Tax periods commencing after the RFS Closing and (b) each of RFCIL and RFSC that relates to Tax periods commencing after the RFCIL Closing. Except as otherwise required by applicable Law, the parties agree that any changes to Taxes of any of the Acquired Companies attributable to the Interests for all Tax periods prior to either the RFS Closing or the RFCIL Closing, as applicable, shall be treated as a Purchase Price adjustment for income Tax purposes.

9.3 Cooperation. Purchaser and Seller shall reasonably cooperate with each other in a timely manner in the preparation and filing of any Tax Returns, including those of each Acquired Company, and the conduct of any Tax audit or other Tax proceeding.

9.4 Tax Returns. Purchaser shall cause each Acquired Company to duly and timely make or prepare in a manner consistent in all material respects with past practice all Tax Returns required to be made or prepared by it and to duly and timely file all Tax Returns required to be filed by it for any period that ends on or before either the RFS Closing Date or the RFCIL Closing Date, as applicable, to the extent such Tax Returns have not been filed as of the such closing date. Purchaser shall also cause each Acquired Company to duly and timely make or prepare all Tax Returns required to be made or prepared by it and to duly and timely file all Tax Returns required to be filed by it for periods beginning before and ending after the RFS Closing Date and the RFCIL Closing Date.

ARTICLE 10.

TERMINATION

10.1 Termination. Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time on or prior to either the RFS Closing or the RFCIL Closing (but only with respect to those transactions contemplated hereby that have not yet been consummated):

(a) by the mutual written consent of Seller and Purchaser;

(b) by either Seller or Purchaser if all of the transactions contemplated hereby shall not have been consummated on or before June 30, 2009 (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to (i) Seller, if Seller’s failure to fulfill any of its obligations under this Agreement or violation or breach of any covenant, agreement, representation or warranty contained in this Agreement has been the cause of, or has resulted in, the failure of the RFS Closing and/or the RFCIL Closing to occur on or before such date, or (ii) Purchaser, if Purchaser’s failure to fulfill any of its obligations under this Agreement or violation or breach of any covenant, agreement, representation or warranty contained in this Agreement has been the cause of, or has resulted in, the failure of the RFS Closing and/or the RFCIL Closing to occur on or before such date;

(c) by Seller or Purchaser if any court of competent jurisdiction shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such governmental order shall have become final and nonappealable;

(d) by Purchaser, if any Governmental Authority or other Person shall have imposed any prohibition on any Acquired Company’s ability to operate its business as is currently operated;

(e) by Purchaser, if there has been a violation or breach by Seller of any covenant, agreement, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition to the obligations of Purchaser impossible and such violation or breach has not been cured by Seller within 10 Business Days after Purchaser delivers to Seller a written notice of such violation or breach; and

(f) by Seller, if there has been a violation or breach by Purchaser or any covenant, agreement, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition to the obligations of Seller impossible and such violation or breach has not been cured by Purchaser within 10 Business Days after Seller deliver to Purchaser a written notice of such violation or breach.

10.2 Procedure and Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated by this Agreement by either or both of the parties pursuant to Section 10.1, written notice thereof shall forthwith be given by the terminating party to the other party and this Agreement shall terminate and the transactions contemplated by this Agreement shall be abandoned, without further action by any of the parties hereto; provided, that (a) Article 11 shall survive the termination of this Agreement, (b) no such termination shall relieve any party from any Losses arising out of any breach of this Agreement by a party that occurs upon or prior to the termination of this Agreement and (c) Seller shall take, or cause to be taken, all appropriate actions to do, or cause to be done, all things necessary, including the preparation and filing of all forms, notifications, reports and information, if any, required or reasonably deemed advisable with the relevant Governmental Authority, to cancel and terminate the New Subordinated Loan Agreement as promptly as reasonably practicable following any such termination and abandonment.

ARTICLE 11.

MISCELLANEOUS

11.1 Expenses. Each party hereto shall bear its own expenses with respect to this transaction.

11.2 Amendment. This Agreement may be amended, modified or supplemented only in writing signed by each of the parties hereto.

11.3 Notices. Any written notice to be given hereunder shall be deemed given: (a) when received if given in person or by nationally recognized courier; (b) on the date of transmission if sent by telecopy, e-mail or other wire transmission (receipt confirmed); (c) three Business Days after being deposited in the US mail, certified or registered mail, postage prepaid; and (d) if sent by an internationally recognized overnight delivery service, the second Business Day following the date given to such overnight delivery service (specified for overnight delivery and receipt confirmed). All notices shall be addressed as follows:

If to Seller, addressed as follows:

Residential Funding Company, LLC

One Meridian Crossings, Suite 100

Minneapolis, Minnesota 55423

Attn: General Counsel

Telephone: (952) 857-6415

Facsimile: (952) 352-0586

with a copy to:

Residential Capital, LLC

One Meridian Crossings, Suite 100

Minneapolis, Minnesota 55423

Attn: General Counsel

Telephone: (952) 857-6415

Facsimile: (952) 352-0586

If to Purchaser, addressed as follows:

GMAC LLC

200 Renaissance Center

Detroit Michigan, MI 48235

Attn: General Counsel

Telephone: (313) 565-6128

Facsimile: (313) 656-6189

with a copy to:

Mayer Brown LLP

71 South Wacker Drive

Chicago, Illinois 60606

Attention: Elizabeth A. Raymond, Esq.

Telephone: (312) 701-7322

Facsimile: (312) 701-7711

11.4 Waivers. The failure of a party to require performance of any provision hereof shall not affect its right at a later time to enforce the same. No waiver by a party of any term, covenant, representation or warranty contained herein shall be effective unless in writing. No such waiver in any one instance shall be deemed a further or continuing waiver of any such term, covenant, representation or warranty in any other instance.

11.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.6 Headings. The headings preceding the text of Articles and Sections of this Agreement and the Exhibits hereto are for convenience only and shall not be deemed part of this Agreement.

11.7 Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS (BOTH SUBSTANTIVE AND PROCEDURAL), AND NOT THE CONFLICT OF LAWS PRINCIPLES OF THE STATE OF DELAWARE.

11.8 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns; provided, that no assignment of either party’s rights or obligations may be made without the written consent of the other party, which consent shall not be unreasonably withheld or delayed, other than (i) an assignment to an Affiliate of either party, including in connection with any financing transactions entered into by Purchaser or (ii) an assignment by Purchaser to any subsequent purchaser of the Business or all or substantially all of the Interests so long as such subsequent purchaser agrees in writing to comply with Purchaser’s obligations hereunder.

11.9 No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and, solely with respect to Article 8 and Article 9, any Indemnified Person hereunder, and, except as aforesaid, no provision of this Agreement shall be deemed to confer any remedy, claim or right upon any third party, including any employee or former employee of Seller or any participant or beneficiary in any benefit plan, program or arrangement.

11.10 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING BROUGHT BY SUCH PARTY AGAINST THE OTHER IN CONNECTION WITH OR ARISING FROM THIS AGREEMENT.

11.11 Written Disclosures. Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any written disclosure by Seller to Purchaser made pursuant to the terms of this Agreement is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any written disclosure by Seller to Purchaser made pursuant to the terms of this Agreement is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any written disclosure by Seller to Purchaser made pursuant to the terms of this Agreement is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any written disclosure by Seller to Purchaser made pursuant to the terms of this Agreement is or is not in the ordinary course of business for purposes of this Agreement.

11.12 Incorporation. The respective Exhibits attached hereto and referred to herein are incorporated into and form a part of this Agreement.

11.13 Complete Agreement. This Agreement (together with the Exhibits hereto) constitutes the complete agreement of the parties with respect to the subject matter hereof and supersede all prior discussions, negotiations and understandings.

11.14 Disclaimer. Seller disclaims any representations or warranties except as specifically set forth in this Agreement (or any agreement or document referred to in this Agreement or delivered in connection with the transactions contemplated by this Agreement).

11.15 Public Announcements. Seller and Purchaser each agree that they and their Affiliates shall not issue any press release or otherwise make any public statement or respond to any media inquiry with respect to this Agreement or the transactions contemplated hereby without the prior approval of the other parties, which shall not be unreasonably withheld or delayed, except as may be required by Law or by any stock exchanges having jurisdiction over Seller, Purchaser or their Affiliates.

11.16 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any party fails to consummate the transactions contemplated hereby in accordance with the terms of this Agreement and that the parties shall be entitled to specific performance in such event, in addition to any other remedy at law or in equity.

11.17 Further Assurances. At any time and from time to time after the RFS Closing or the RFCIL Closing, as applicable, at Purchaser’s reasonable request and without further consideration, Seller shall execute and deliver, and cause its Affiliates, as appropriate, to execute and deliver, such other instruments of sale, transfer, conveyance, assignment and confirmation and take such further actions as Purchaser may reasonably deem necessary or desirable in order to more effectively transfer, convey and assign to Purchaser (or any successor or permitted assign of Purchaser), and to confirm Purchaser’s (and any such successor’s and assign’s) title to the Interests, to put Purchaser (and any such successor and assign) in actual possession and operating control thereof and to assist Purchaser (and any such successors and assigns) in exercising all rights, title and interests with respect thereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first written above.

RESIDENTIAL FUNDING COMPANY, LLC

By:	/s/ James N. Young
Name:	James N. Young
Title:	CFO

GMAC LLC

By:	/s/ R.S. Hull
Name:	R.S. Hull
Title:	CFO

EXHIBIT A

ASSIGNMENT AND ASSUMPTION OF LIMITED LIABILITY COMPANY

INTERESTS

This ASSIGNMENT AND ASSUMPTION OF LIMITED LIABILITY COMPANY INTERESTS (this “Assignment”) is effective as of the              day of April, 2009 between Residential Funding Company, LLC, a Delaware limited liability company (“Assignor”), and GMAC LLC, a Delaware limited liability company (“Assignee”).

WHEREAS, Assignor and Assignee are parties to that certain Membership Interest and Share Purchase Agreement (the “Purchase Agreement”), dated as of March 31, 2009;

WHEREAS, pursuant to the Purchase Agreement, on the terms and subject to the conditions set forth therein, Assignee has agreed to purchase from Assignor, and take assignment and delivery of, all of Assignor’s right, title and interest in and to all of the issued and outstanding limited liability company interests (the “RFS Interests”) of Residential Funding Securities, LLC, a Delaware limited liability company; and

WHEREAS, all capitalized terms used in this Assignment but not defined herein shall have the meanings assigned to them in the Purchase Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

1. Pursuant to the Purchase Agreement, Assignor hereby sells, assigns, transfers and delivers to Assignee all of Assignor’s right, title and interest in and to all of the RFS Interests, including all capital relating thereto and profits derived therefrom after the date hereof, free and clear of all Liens.

2. Assignee hereby accepts the foregoing assignment and assumes all of Assignor’s obligations and liabilities under the Limited Liability Company Agreement of Residential Funding Securities, LLC, dated as of June 1, 2006, relating to the RFS Interests from and after the date hereof.

3. This Assignment is solely for the benefit of the parties hereto, and no provision of this Assignment shall be deemed to confer any remedy, claim or right upon any third party.

4. This Assignment may be amended, modified or supplemented only in a writing signed by the parties to this Assignment.

5. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS (BOTH SUBSTANTIVE AND PROCEDURAL), AND NOT THE CONFLICT OF LAWS PRINCIPLES OF THE STATE OF DELAWARE.

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6. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL IN CONNECTION WITH ANY SUIT, ACTION, PROCEEDING BROUGHT BY SUCH PARTY AGAINST THE OTHER IN CONNECTION WITH OR ARISING FROM THIS ASSIGNMENT.

7. This Assignment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, Assignor and Assignee have executed and delivered this Assignment as of the date first above written.

ASSIGNOR:

RESIDENTIAL FUNDING COMPANY, LLC

By:
Name:
Title:

ASSIGNEE:

GMAC LLC

By:
Name:
Title:

EXHIBIT B

TERMINATION OF LOAN AGREEMENTS

This TERMINATION AGREEMENT, dated as of [            ], 2009 (this “Agreement”), is between RESIDENTIAL FUNDING COMPANY, LLC, a Delaware limited liability company and formerly known as Residential Funding Corporation, a Delaware corporation (“RFC”), and RESIDENTIAL FUNDING SECURITIES, LLC, a Delaware limited liability company and formerly known as Residential Funding Securities Corporation, a Delaware corporation (“RFS”). Reference is made to (a) that certain Loan Agreement, dated as of March 25, 1999 (the “March 1999 Loan Agreement”), between RFC and RFS and (b) that certain Loan Agreement, dated as of October 15, 2008 (the “October 2008 Loan Agreement” and, together with the March 1999 Loan Agreement, the “Loan Agreements”), between RFC and RFS. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the applicable Loan Agreement.

WHEREAS, RFC and RFS now wish to mutually terminate their rights, obligations and interests under each of the Loan Agreements.

NOW, THEREFORE, in consideration of the mutual covenants and premises made herein, the parties hereto agree as follows:

Each of RFC and RFS acknowledges and agrees that all indebtedness and obligations of the other party under or in respect of each of the Loan Agreements has been paid and discharged in full.

Effective as of the date hereof, each of the Loan Agreements is terminated by the mutual agreement of RFC and RFS, without further force or effect. Upon termination of each of the Loan Agreements, neither RFC nor RFS shall have any rights, obligations, or liabilities to the other party under either of the Loan Agreements.

Each party hereto, (in such capacity, each a “Releasor”) hereby releases and forever discharges the other parties hereto, their respective corporate parents, subsidiaries and affiliates and each of their respective present and former directors, managing directors, officers, control persons, stockholders, general partners, limited partners, employees, agents, attorneys, administrators, successors, personal representatives, executors and assigns (collectively, the “Released Group”) from any and all actions, causes of action, injunctions, accounts, agreements, bonds, bills, covenants, contracts, controversies, claims, damages, demands, debts, dues, extents, executions, judgments, liabilities, obligations, promises, predicate acts, reckonings, specialties, suits, sums of money, and variances whatsoever, whether known or unknown, in law or in equity, which against any of them the Releasor, its corporate parents, subsidiaries and affiliates and each of their present and former directors, managing directors, officers, control persons, stockholders, general partners, limited partners, employees, agents, attorneys, administrators, successors, personal representatives, executors and assigns may now have, have ever had, or may hereafter have against any member of the Released Group arising out of, or in connection with, or in any manner related to, either of the Loan Agreements (the “Release”); provided, however, that the Releasor does not hereby waive, release or discharge the Released Group from any of its obligations under this Agreement.

Each Releasor acknowledges that it may hereafter discover claims or facts in addition to or different from those which it now knows or believes to exist with respect to the subject matter of the Release and which, if known or suspected at the time of executing this Release, may have materially affected this Release. Nevertheless, each Releasor hereby waives any right, claim, or cause of action that might arise as a result of such different or additional claims or facts.

This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter of this Agreement and supersedes all prior or contemporaneous discussions and agreements, whether written or oral, between the parties with respect thereto.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MINNESOTA, WITHOUT REGARD TO THE CONFLICTS OF LAW RULES OF SUCH STATE.

EACH PARTY HERETO HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY HERETO HEREBY CONSENTS TO PROCESS BEING SERVED IN ANY SUIT, ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT, OR ANY DOCUMENT DELIVERED PURSUANT HERETO BY THE MAILING OF A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, RETURN RECEIPT REQUESTED, TO ITS RESPECTIVE ADDRESS SPECIFIED AT THE TIME FOR NOTICES UNDER THIS AGREEMENT OR TO ANY OTHER ADDRESS OF WHICH IT SHALL HAVE GIVEN WRITTEN OR ELECTRONIC NOTICE TO THE OTHER PARTIES. THE FOREGOING SHALL NOT LIMIT THE ABILITY OF ANY PARTY HERETO TO BRING SUIT IN THE COURTS OF ANY JURISDICTION.

EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

The provisions of this Agreement may only be amended, modified or waived with the written consent of each party hereto. No failure or delay on the party of any party in exercising any right or remedy, or in requiring the satisfaction of any condition, under this Agreement shall operate as a waiver of, or impair, any such right, remedy or condition. No single or partial exercise of any such right, remedy or condition shall preclude any other or further exercise thereof or the exercise of any other right, remedy or condition. No waiver of any right of a party under this Agreement shall be effective unless given in writing by such party, or shall be deemed a waiver of any other right hereunder.

None of the parties may assign any of its rights or delegate any of its obligations under this Agreement without the written consent of the other parties hereto, which consent shall not be unreasonably withheld. Any purported assignment or delegation absent such consent shall be null and void and without effect. This Agreement shall be binding upon, and shall inure to the benefit of, the successors to, or permitted assigns of, any of the parties.

The parties represent that they each have all right and authority necessary to grant the release and make the covenants set forth herein.

Each of the parties has jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by each of the parties and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.

[Signatures on Next Page]

IN WITNESS WHEREOF, each of the parties hereto has caused this Termination Agreement to be executed on its behalf by a duly authorized officer as of the date set forth above.

RESIDENTIAL FUNDING COMPANY, LLC

By:
Name:
Title:

RESIDENTIAL FUNDING SECURITIES, LLC

By:
Name:
Title:

EXHIBIT C

Transition Services Agreement

Term Sheet

Reference is made to that certain Membership Interest and Share Purchase Agreement, dated as of March 31, 2009 (the “Purchase Agreement”), between Residential Funding Company, LLC, a Delaware limited liability company (“Seller”), and GMAC LLC, a Delaware limited liability company (“Purchaser”). Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

This non-binding term sheet (the “Term Sheet”) is intended to provide a basis for the Transition Services Agreement to be negotiated by Purchaser and Seller in accordance with the Purchase Agreement, pursuant to which Seller or an affiliate of Seller shall provide transition services to RFS and RFSC following the RFS Closing and the RFCIL Closing. This Term Sheet represents the current understanding of Purchaser and Seller with respect to certain of the principal proposed terms of the Transition Services Agreement.

Services:	The services to be provided by Seller or an affiliate of Seller, as applicable (such services provider is referred to herein as the “Services Provider”), shall consist of operational support and services in administrative, audit, accounting (including, without limitation, maintaining internal controls over financial reporting), tax, HR, financial management, IT, marketing, legal, risk management, trade settlement and such other areas as mutually agreed to by Seller and Purchaser from time to time, in each case in substantially the same manner as such services were provided to RFS and RFSC prior to the RFS Closing and RFCIL Closing.

Employees:	One or more Services Providers shall provide the services of certain employees employed by each such Services Provider who provide services to RFS and RFSC on a part-time basis in substantially the same manner as such employees provided services to RFS and RFSC prior to the RFS Closing and RFCIL Closing. The list of these employees shall be mutually agreed to by Purchaser and Seller and set forth on a schedule to be attached to the Transition Services Agreement.

Service Term:	Purchaser and Seller acknowledge that the service term for each of the services to be provided pursuant to the Transition Services Agreement shall be mutually agreed to by Purchaser and Seller and that certain services will be required by Purchaser on a short-term basis (e.g., six months) and certain services will be required by Purchaser on a long-term basis (e.g., up to two years). Each such service term shall commence on the effective date of the Transition Services Agreement (the “Effective Date”) and end as the parties mutually agree for each such service.

Fees:	In exchange for the operational support and services to be provided pursuant to the Transition Services Agreement, Purchaser shall pay to Seller or such Services Provider a monthly fee beginning on the Effective Date equal to the actual costs incurred by the Services Provider to provide such services. The monthly fee paid by Purchaser to Seller or such Services Provider for such services shall be mutually agreed to by Purchaser and Seller in the Transition Services Agreement.

Charges for any or all of the operational support and services outlined in the Transition Services Agreement shall continue for each month that the service or usage is provided by the Services Provider and shall be prorated on a per diem basis in a manner to be mutually agreed upon by the parties for any portion of a month during which such service has been discontinued.

Termination:	Purchaser shall provide Seller with thirty (30) days written notice if Purchaser determines it no longer desires a Services Provider to provide a service under the Transition Services Agreement.

During the first six months following the RFS Closing and the RFCIL Closing (the “Transition Period”), Seller shall not (and, as applicable, shall cause the Services Provider not to) terminate any services it is providing under the Transition Services Agreement without the prior written consent of Purchaser (which consent may be withheld by Purchaser in its sole discretion). After the Transition Period, a Services Provider shall provide Purchaser with ninety (90) days written notice if such Services Provider determines it no longer desires to provide a service it has been providing under the Transition Services Agreement.